Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226709

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)
5.375% Senior Notes due 2026	$1,000,000,000	100.00%	$1,000,000,000	$124,500
5.625% Senior Notes due 2028	$1,000,000,000	100.00%	$1,000,000,000	$124,500

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $249,000.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 9, 2018)

HCA Inc.

$2,000,000,000 of Senior Notes Consisting of:

$1,000,000,000 5.375% Senior Notes due 2026

$1,000,000,000 5.625% Senior Notes due 2028

HCA Inc. is offering $1,000,000,000 aggregate principal amount of 5.375% senior notes due 2026, which we refer to as the “2026 notes,” and $1,000,000,000 aggregate principal amount of 5.625% senior notes due 2028, which we refer to as the “2028 notes.” The 2026 notes and the 2028 notes are collectively referred to herein as the “notes,” unless the context otherwise requires. The 2026 notes will bear interest at a rate of 5.375% per annum and the 2028 notes will bear interest at a rate of 5.625% per annum. HCA Inc. will pay interest on the notes semi-annually, in cash in arrears, on March 1 and September 1 of each year, beginning on March 1, 2019. The 2026 notes will mature on September 1, 2026 and the 2028 notes will mature on September 1, 2028.

We may redeem each series of notes, at any time in whole or from time to time in part, in each case at the redemption prices described in this prospectus supplement. In addition, if we experience certain kinds of changes in control, we may be required to repurchase the notes on the terms described in this prospectus supplement.

The notes will be HCA Inc.’s senior obligations and will rank equally and ratably with all of its existing and future senior indebtedness and senior to any of its future subordinated indebtedness. The obligations under the notes will be fully and unconditionally guaranteed by HCA Healthcare, Inc., the direct parent company of HCA Inc., on a senior unsecured basis and will rank equally and ratably with HCA Inc.’s existing and future senior indebtedness and senior to any of its existing and future subordinated indebtedness and will be structurally subordinated in right of payment to all obligations of HCA Inc.’s subsidiaries and will be subordinated to any of HCA Inc.’s secured indebtedness to the extent of the value of the collateral securing such indebtedness.

HCA Inc. intends to use the net proceeds of this offering for the redemption of all $1,500,000,000 outstanding aggregate principal amount of its 3.75% Senior Secured Notes due 2019 and the payment of related premiums, and for general corporate purposes, which may include acquisitions.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discount		Proceeds to HCA Inc.(1) (before expenses)
	Per note	Total	Per note	Total	Per note	Total
5.375% Senior Notes due 2026	100.00%	$1,000,000,000	1.00%	$10,000,000	99.00%	$990,000,000
5.625% Senior Notes due 2028	100.00%	$1,000,000,000	1.00%	$10,000,000	99.00%	$990,000,000

(1)	Plus accrued interest, if any, from August 23, 2018.

We expect to deliver the notes to investors on or about August 23, 2018 in book-entry form only through the facilities of The Depository Trust Company (“DTC”). See “Underwriting—Settlement.”

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Barclays	BofA Merrill Lynch

Citigroup	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

RBC Capital Markets	SMBC Nikko	SunTrust Robinson Humphrey

UBS Investment Bank	Wells Fargo Securities

Co-Managers

Capital One Securities	Mizuho Securities

Fifth Third Securities	MUFG	Regions Securities LLC	Scotiabank

Prospectus Supplement dated August 9, 2018

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither HCA Inc. nor the underwriters have authorized anyone to provide you with any information or represent anything about HCA Inc., its financial results or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by HCA Inc. or the underwriters. Neither HCA Inc. nor the underwriters are making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes. The accompanying prospectus also incorporates by reference documents that are described under “Incorporation by Reference” in that prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted.

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding expected share-based compensation expense, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or

S-ii

“continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law, or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third party payer agreements, the ability to enter into and renew third party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (9) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (24) changes in interpretations, assumptions and expectations regarding the 2017 Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities or other standard setting bodies, and (25) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus, which forward-looking statements reflect management’s views only as of the date of this prospectus supplement and the accompanying prospectus. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, including the financial data and related notes and the sections entitled “Risk Factors.”

As used herein, unless otherwise stated or indicated by context, references to the “Issuer” refer to HCA Inc. and its affiliates, and references to “HCA Healthcare, Inc.,” the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Healthcare, Inc., parent of HCA Inc., and its affiliates. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our Company

We are the largest non-governmental hospital operator in the United States and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of June 30, 2018, we operated a diversified portfolio of 178 hospitals (with approximately 46,700 beds) and 122 freestanding surgery centers across 20 states throughout the United States and in England. As a result of our growth agenda, we have the first or second market share in many of our markets. Our portfolio consists of many large and growing urban markets with attractive demographic and economic profiles. We currently maintain a presence in 16 of the top 25 markets with the strongest Economic Health Index in the United States, based on the American City Business Journal’s 2017 Economic Health Index, a ranking of the relative economic viability of the top 100 market statistical areas in the United States. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the year ended December 31, 2017, we generated revenues of $43.614 billion, net income attributable to HCA Healthcare, Inc. of $2.216 billion and Adjusted EBITDA of $8.233 billion. For the six months ended June 30, 2018, we generated revenues of $22.952 billion, net income attributable to HCA Healthcare, Inc. of $1.964 billion and Adjusted EBITDA of $4.345 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and 50 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization (“GPO”), an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. Our Parallon subsidiary group also offers certain of these component services to other health care organizations.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 22 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

Corporate Information

Through our predecessors, we commenced operations in 1968. The Company was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. On May 8, 2017, we changed the name of our parent company from HCA Holdings, Inc. to HCA Healthcare, Inc. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE STRUCTURE

The indebtedness figures in the diagram below are as of June 30, 2018, and give effect to the notes offered hereby and the use of proceeds therefrom. In this prospectus supplement, where we have presented information as adjusted to give effect to the use of the net proceeds of this offering, we have assumed that the notes will not be offered at a discount. If the notes are offered at a discount, the net proceeds to us will be less than we have assumed.

(1)

HCA Healthcare, Inc. is a guarantor of certain of HCA Inc.’s outstanding notes including the notes offered hereby, but is not subject to the covenants that apply to HCA Inc. or HCA Inc.’s restricted subsidiaries under those notes.

(2)

Consists of (i) a $3.750 billion senior secured asset-based revolving credit facility maturing on June 28, 2022 (the “asset-based revolving credit facility”) ($3.750 billion outstanding at June 30, 2018); (ii) a $2.000 billion senior secured revolving credit facility maturing on June 28, 2022 (the “senior secured revolving credit facility”) ($140 million outstanding at June 30, 2018, without giving effect to outstanding letters of credit); (iii) a $1.190 billion senior secured term loan A-5 facility maturing on June 10, 2020; (iv) a $1.496 billion senior secured term loan B-10 facility maturing on March 13, 2025; and (v) a $1.163 billion senior secured term loan B-11 facility maturing on March 18, 2023. We refer to the facilities described under (ii) through (v) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.”

(3)	Consists of (i) $3.000 billion aggregate principal amount of 6.50% first lien notes due 2020 that HCA Inc. issued in August 2011 (the “August 2011 first lien notes”); (ii) $1.350 billion aggregate principal amount of 5.875% first lien notes due 2022 that HCA Inc. issued in February 2012 (the “February 2012 first lien notes”); (iii) $1.250 billion aggregate principal amount of 4.75% first lien notes due 2023 that HCA Inc. issued in October 2012 (the “October 2012 first lien notes”); (iv) $2.000 billion aggregate principal amount of 5.00% first lien notes due 2024 that HCA Inc. issued in March 2014 (the “March 2014 5.00% first lien notes”); (v) $600 million aggregate principal amount of 4.25% first lien notes due 2019 that HCA Inc. issued in October 2014 (the “October 2014 4.25% first lien notes”); (vi) $1.400 billion aggregate principal amount of 5.25% first lien notes due 2025 that HCA Inc. issued in October 2014 (the “October 2014 5.25% first lien notes”); (vii) $1.500 billion aggregate principal amount of 5.25% first lien notes due 2026 that HCA Inc. issued in March 2016 (the “March 2016 first lien notes”); (viii) $1.200 billion aggregate principal amount of 4.50% first lien notes due 2027 that HCA Inc. issued in August 2016 (the “August 2016 first lien notes”); and (ix) $1.500 billion aggregate principal amount of 5.50% first lien notes due 2047 that HCA Inc. issued in June 2017 (the “June 2017 first lien notes” and, collectively with the August 2011 first lien notes, the February 2012 first lien notes, the October 2012 first lien notes, the March 2014 5.00% first lien notes, the October 2014 4.25% first lien notes, the October 2014 5.25% first lien notes, March 2016 first lien notes and August 2016 first lien notes, the “senior secured notes”).
(4)

Consists of HCA Inc.’s (i) aggregate principal amount of $125 million 7.58% medium-term notes due 2025; (ii) aggregate principal amount of $736 million debentures with maturities ranging from 2023 to 2095 and a weighted average interest rate of 7.62%; (iii) aggregate principal amount of $7.891 billion senior notes with maturities ranging from 2022 to 2033 and a weighted average interest rate of 6.24%; (iv) $552 million of secured debt, which represents capital leases and other secured debt with a weighted average interest rate of 5.78%; and (v) $171 million of debt issuance costs that reduce the existing indebtedness. Existing unsecured indebtedness also includes HCA Healthcare, Inc.’s $1.000 billion aggregate principal amount of 6.25% senior notes due 2021. For more information regarding our unsecured and other indebtedness, see “Description of Other Indebtedness.”

(5)

The cash flow credit facility and the first lien notes are secured by first-priority liens on substantially all the capital stock of Healthtrust, Inc.—The Hospital Company and the first-tier subsidiaries of the subsidiary guarantors (but limited to 65% of the voting stock of any such first-tier subsidiary that is a foreign subsidiary), subject to certain exceptions.

(6)

Includes subsidiaries which are designated as “restricted subsidiaries” under HCA Inc.’s indenture dated as of December 16, 1993, certain of their wholly owned subsidiaries formed in connection with the asset-based revolving credit facility and certain excluded subsidiaries (non-material subsidiaries).

THE OFFERING

The summary below describes the principal terms of each series of notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities and Guarantees” section in the accompanying prospectus contain more detailed descriptions of the terms and conditions of each series of notes.

Issuer	HCA Inc.

Notes	5.375% senior notes due 2026.

5.625% senior notes due 2028.

Maturity Date	The 2026 notes will mature on September 1, 2026.

The 2028 notes will mature on September 1, 2028.

Interest Rate	Interest on the 2026 notes will be payable in cash and will accrue at a rate of 5.375% per annum.

Interest on the 2028 notes will be payable in cash and will accrue at a rate of 5.625% per annum.

Interest Payment Dates	March 1 and September 1, commencing on March 1, 2019. Interest will accrue from August 23, 2018.

Ranking	The notes will be the Issuer’s senior obligations and will:

•	rank senior in right of payment to any of its existing and future subordinated indebtedness;

•	rank equally in right of payment with any of its existing and future senior indebtedness;

•	be effectively subordinated in right of payment to any of its existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of its subsidiaries.

As of June 30, 2018, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom as described under “Use of Proceeds”:

•	the notes would have been effectively subordinated in right of payment to $22.091 billion of secured indebtedness; and

•	we had $1.842 billion of unutilized capacity under the senior secured revolving credit facility and no unutilized capacity under the asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations, all of which would be structurally senior to the notes offered hereby if borrowed.

Parent Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by HCA Healthcare, Inc. and will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of HCA Healthcare, Inc.;

•	rank equally in right of payment with all existing and future senior indebtedness of HCA Healthcare, Inc.;

•	be effectively subordinated in right of payment to all future secured indebtedness of HCA Healthcare, Inc. to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of HCA Healthcare, Inc. (other than the Issuer).

The notes will not be guaranteed by any of the Issuer’s subsidiaries.

As of June 30, 2018, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom as described under “Use of Proceeds,” the notes and related guarantee would have been structurally subordinated to $22.091 billion of indebtedness of the Issuer’s subsidiaries, all of which was secured.

Covenants	The indentures governing the notes will contain covenants limiting the Issuer’s and certain of its subsidiaries’ ability to:

•	create liens on certain assets to secure debt;

•	engage in certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Optional Redemption	The Issuer may redeem each series of notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require the Issuer to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

The Issuer may not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	the Issuer may not have enough funds at that time; or

•	the terms of our indebtedness under the senior secured credit facilities may prevent it from making such payment.

Your right to require the Issuer to repurchase the notes upon the occurrence of a change of control will cease to apply to the notes at all times during which such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s. See “Description of the Notes—Certain Covenants—Covenant Suspension.”

No Prior Market	Each series of notes will be new securities for which there is currently no market. Although the underwriters have informed the Issuer that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, the Issuer cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $1.978 billion.

We intend to use the net proceeds of this offering for the redemption of all $1.500 billion outstanding aggregate principal amount of HCA Inc.’s 3.75% Senior Secured Notes due 2019 and the payment of related premiums, and for general corporate purposes, which may include acquisitions. See “Use of Proceeds” and “Capitalization.”

Conflicts of Interest	Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. See “Underwriting.”

RISK FACTORS

You should consider carefully all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should evaluate the specific factors set forth and incorporated by reference in the section entitled “Risk Factors,” including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, for an explanation of certain risks of investing in the notes, including risks related to our industry and business.

SUMMARY FINANCIAL DATA

The following table sets forth our summary financial and operating data as of and for the periods indicated. The financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been derived from our consolidated financial statements incorporated by reference into this prospectus supplement, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The financial data as of December 31, 2015 have been derived from our consolidated financial statements audited by Ernst & Young LLP that are not included or incorporated by reference herein.

The summary financial data as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The summary financial data as of June 30, 2017 have been derived from our unaudited condensed consolidated financial statements that are not included or incorporated by reference herein. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary financial and operating data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	Years ended December 31,			Six months ended June 30,
	2017	2016	2015	2018	2017
				(unaudited)
	(dollars in millions)
Income Statement Data:
Revenues	$43,614	$41,490	$39,678	$22,952	$21,356

Salaries and benefits	20,059	18,897	18,115	10,563	9,797
Supplies	7,316	6,933	6,638	3,832	3,592
Other operating expenses	8,051	7,496	7,056	4,228	3,895
Equity in earnings of affiliates	(45)	(54)	(46)	(16)	(23)
Depreciation and amortization	2,131	1,966	1,904	1,115	1,042
Interest expense	1,690	1,707	1,665	867	830
Losses (gains) on sales of facilities	(8)	(23)	5	(414)	(3)
Losses on retirement of debt	39	4	135	—	—
Legal claim costs (benefits)	—	(246)	249	—	—

	39,233	36,680	35,721	20,175	19,130

Income before income taxes	4,381	4,810	3,957	2,777	2,226
Provision for income taxes	1,638	1,378	1,261	529	654

Net income	2,743	3,432	2,696	2,248	1,572
Net income attributable to noncontrolling interests	527	542	567	284	256

Net income attributable to HCA Healthcare, Inc.	$2,216	$2,890	$2,129	$1,964	$1,316

	Years ended December 31,			Six months ended June 30,
	2017	2016	2015	2018	2017
				(unaudited)
	(dollars in millions)
Cash Flow Data:
Cash provided by operating activities	$5,426	$5,653	$4,734	$2,865	$2,684
Cash used in investing activities	(4,279)	(3,240)	(2,583)	(1,315)	(1,591)
Cash used in financing activities	(1,061)	(2,508)	(1,976)	(1,408)	(1,034)
Other Financial Data:
EBITDA(1)	$7,675	$7,941	$6,959	$4,475	$3,842
Adjusted EBITDA(1)	8,233	8,218	7,915	4,345	4,095
Purchase of property and equipment	(3,015)	(2,760)	(2,375)	(1,574)	(1,304)
Ratio of earnings to fixed charges	3.21	3.42	3.05	3.71	3.29
Operating Data:
Number of hospitals at end of period	179	170	168	178	172
Number of freestanding outpatient surgical centers atend of period	120	118	116	122	119
Number of licensed beds at end of period(2)	46,738	44,290	43,771	46,723	44,727
Weighted average licensed beds(3)	45,380	44,077	43,620	46,676	44,484
Admissions(4)	1,936,613	1,891,831	1,868,789	1,002,483	958,935
Equivalent admissions(5)	3,286,432	3,191,519	3,122,746	1,700,211	1,621,559
Average length of stay (days)(6)	4.9	4.9	4.9	4.9	4.9
Average daily census(7)	26,000	25,340	25,084	27,083	26,022
Occupancy(8)	57%	58%	58%	58%	58%
Emergency room visits(9)	8,624,137	8,378,340	8,050,159	4,450,450	4,279,261
Outpatient surgeries(10)	935,307	932,213	909,386	475,236	460,130
Inpatient surgeries(11)	546,228	537,306	529,900	275,699	267,894
Days revenues in accounts receivable(12)	52	50	53	52	49
Outpatient revenues as a percentage of patient revenues(13)	38%	38%	40%	38%	38%
Balance Sheet Data:
Cash and cash equivalents	$732	$646	$741	$868	$705
Working capital(14)	3,819	3,252	3,716	2,769	3,566
Property, plant and equipment, net	17,895	16,352	15,014	18,544	16,768
Total assets	36,593	33,758	32,744	37,742	34,566
Total debt	33,058	31,376	30,488	33,192	31,661
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(6,806)	(7,302)	(7,599)	(5,989)	(6,792)
Noncontrolling interests	1,811	1,669	1,553	1,864	1,713

Total stockholders’ deficit	(4,995)	(5,633)	(6,046)	(4,125)	(5,079)

(1)

EBITDA, a measure used by management to evaluate operating performance, is defined as net income attributable to HCA Healthcare, Inc. plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful to investors and our management in highlighting trends because EBITDA excludes the results of decisions outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA, adjusted to exclude net income attributable to noncontrolling interests, losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as the primary measure to review and assess operating performance of its hospital facilities and their management teams. Adjusted EBITDA target amounts are the performance measures utilized in our annual incentive compensation programs and are vesting conditions for a portion of our stock option grants. Management and investors review both the overall performance (GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (benefits) will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may be additional adjustments to Adjusted EBITDA under our agreements governing our material debt obligations, including the notes offered hereby.

EBITDA and Adjusted EBITDA are calculated as follows:

	Years ended December 31,			Six months ended June 30,
	2017	2016	2015	2018	2017
				(unaudited)
	(dollars in millions)
Net income attributable to HCA Healthcare, Inc.	$2,216	$2,890	$2,129	$1,964	$1,316
Provision for income taxes	1,638	1,378	1,261	529	654
Interest expense	1,690	1,707	1,665	867	830
Depreciation and amortization	2,131	1,966	1,904	1,115	1,042

EBITDA	7,675	7,941	6,959	4,475	3,842

Net income attributable to noncontrolling interests(i)	527	542	567	284	256
Losses (gains) on sales of facilities(ii)	(8)	(23)	5	(414)	(3)
Losses on retirement of debt(iii)	39	4	135	—	—
Legal claim costs (benefits)(iv)	—	(246)	249	—	—

Adjusted EBITDA	$8,233	$8,218	$7,915	$4,345	$4,095

(i)	Represents the add-back of net income attributable to noncontrolling interests.
(ii)	Represents the add-back of losses and elimination of gains on sales of facilities.
(iii)	Represents the add-back of losses on retirement of debt.
(iv)	Represents the add-back of legal claim costs and elimination of legal claim benefits.
(2)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(3)	Represents the average number of licensed beds, weighted based on periods owned.
(4)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.
(5)

Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(6)	Represents the average number of days admitted patients stay in our hospitals.
(7)	Represents the average number of patients in our hospital beds each day.
(8)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.
(9)	Represents the number of patients treated in our emergency rooms.
(10)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.
(11)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.
(12)

For the years ended December 31, 2017, 2016 and 2015, revenues per day is calculated by dividing the revenues for the fourth quarter of each year by the days in the period. For the six months ended June 30, 2018 and 2017, revenues per day is calculated by dividing the revenues for the second quarter by the days in the quarter. Days revenues in accounts receivable is then calculated as accounts receivable at the end of the period divided by revenues per day.

(13)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.
(14)	We define working capital as current assets minus current liabilities.

RISK FACTORS

You should carefully consider the Risk Factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing the notes, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017. This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risk and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

The Issuer is the sole obligor of the notes and its parent, HCA Healthcare, Inc., is the sole guarantor of the Issuer’s obligations under the notes; the notes are unsecured and the Issuer’s subsidiaries do not have any obligation with respect to the notes; the notes are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and will be effectively subordinated to any of the Issuer’s secured debt.

The Issuer and the guarantor of the notes, HCA Healthcare, Inc., are holding companies that have no material operations of their own and derive all of their revenues and cash flow from their subsidiaries. The Issuer’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. The notes are structurally subordinated to all debt and liabilities of the Issuer’s subsidiaries and the Issuer’s parent, HCA Healthcare, Inc. The claims of HCA Healthcare, Inc.’s creditors and the Issuer’s subsidiaries’ creditors will be required to be paid before holders of the notes have a claim (if any) against the entities and their assets. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer’s subsidiaries, you will participate with all other holders of the Issuer’s indebtedness in the assets remaining after the Issuer’s subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer’s subsidiaries may not have sufficient funds to make payments to the Issuer, and you may receive less, ratably, than the holders of debt of the Issuer’s subsidiaries and other liabilities.

As of June 30, 2018, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, the aggregate amount of indebtedness guaranteed by the Issuer’s subsidiaries was $22.091 billion, all of which was secured and all of which would be structurally senior to the notes. In addition, as of that date, the Issuer’s subsidiaries could have borrowed $1.842 billion under the Issuer’s senior secured revolving credit facility (after giving effect to all issued and outstanding letters of credit) and the Issuer had no additional borrowing capacity under its asset-based revolving credit facility. In addition, holders of the Issuer’s subsidiaries’ debt will have claims that are prior to your claims as holders of the notes. Additionally, the indentures governing the notes, the indentures governing HCA Healthcare, Inc. and the Issuer’s outstanding notes and the Issuer’s senior secured credit facilities permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.

The Issuer and the guarantor of the notes are holding companies with no independent operations or assets. Repayment of the notes is dependent on cash flow generated by the Issuer’s subsidiaries. Restrictions in the Issuer’s subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to the Issuer.

The Issuer’s and HCA Healthcare, Inc.’s operations are conducted through their subsidiaries and their ability to make payment on the notes is dependent on the earnings and the distribution of funds from their subsidiaries. Their earnings are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their and the Issuer’s control. In addition, only HCA Healthcare, Inc., as sole guarantor of the notes, is obligated to make funds available to the Issuer for payment on the notes. The Issuer’s subsidiaries are not obligated to make funds available to the Issuer for payment on the notes. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. The terms of the senior secured credit facilities significantly restrict the Issuer’s subsidiaries from paying dividends and otherwise transferring assets to the Issuer. In addition, if the Issuer’s subsidiaries do not generate sufficient cash flow from operations to satisfy their and the Issuer’s debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. The Issuer’s ability to restructure or refinance its debt will depend on the capital markets and its financial condition at such time. Any refinancing of the Issuer’s debt could be at higher interest rates and may require the Issuer to comply with more onerous covenants, which could further restrict its business operations. In addition, the terms of existing or future debt instruments may restrict the Issuer from adopting some of these alternatives. The Issuer’s inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect, which could be material, on its business, financial position, results of operations and cash flows, as well as on the Issuer’s ability to satisfy its obligations in respect of the notes.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We are highly leveraged. As of June 30, 2018, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, our total indebtedness was $33.672 billion. As of June 30, 2018, the Issuer had availability of $1.842 billion under its senior secured revolving credit facility (after giving effect to all issued and outstanding letters of credit) and the Issuer had no additional borrowing capacity under its asset-based revolving credit facility. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged borrowings are at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•

limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We have the ability to incur additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing our outstanding senior secured notes and the indentures governing the notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify. In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries will not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. The terms of our senior secured credit facilities and the indentures governing our outstanding notes significantly restrict the Issuer’s and its subsidiaries from paying dividends and otherwise transferring assets to the Issuer. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

We may find it necessary or prudent to refinance our outstanding indebtedness, the terms of which may not be favorable to us. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the then-current global economic and financial conditions. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing our outstanding notes contain, and the indentures governing the notes will contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our asset-based revolving credit facility, when (and for as long as) the combined availability under our asset-based revolving credit facility and our senior secured revolving credit facility is less than a specified amount for a certain period of time or, if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit facility and to collateralize letters of credit issued thereunder.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. A breach of any of these covenants could result in a default under both the cash flow credit facility and the asset-based revolving credit facility. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit, which would also result in an event of default under a significant portion of our outstanding indebtedness. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. We have pledged a significant portion of our assets under our senior secured credit facilities and that collateral is also pledged as collateral under our first lien notes. If any of the lenders under the senior secured credit facilities accelerate the repayment of borrowings, there can be no assurance there will be sufficient assets to repay the senior secured credit facilities, the first lien notes and the notes offered hereby.

Federal and state fraudulent transfer laws may permit a court to void the notes or the parent guarantee, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the parent guarantee. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the parent guarantee could be voided as a fraudulent transfer or conveyance if (1) the Issuer issued the notes or HCA Healthcare, Inc. incurred the parent guarantee with the intent of hindering, delaying or defrauding creditors or (2) the Issuer or HCA Healthcare, Inc., as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the parent guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•	the Issuer or HCA Healthcare, Inc., as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the parent guarantee;

•	the issuance of the notes or the incurrence of the parent guarantee left the Issuer or HCA Healthcare, Inc., as applicable, with an unreasonably small amount of capital to carry on the business;

•	the Issuer or HCA Healthcare, Inc. intended to, or believed that the Issuer or HCA Healthcare, Inc. would, incur debts beyond the Issuer’s or HCA Healthcare, Inc.’s ability to pay as they mature; or

•

the Issuer or HCA Healthcare, Inc. was a defendant in an action for money damages, or had a judgment for money damages docketed against the Issuer or HCA Healthcare, Inc. if, in either case, after final judgment, the judgment was unsatisfied.

If a court were to find that the issuance of either series of notes or the incurrence of such parent guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under such notes or such guarantee or further subordinate such notes or such guarantee to presently existing and future indebtedness of the Issuer or HCA Healthcare, Inc., or require the holders of such notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on such notes. Further, the voidance of such notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or HCA Healthcare, Inc. were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the parent guarantee would not be further subordinated to the Issuer’s or HCA Healthcare, Inc.’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders or a default under the indentures governing our existing secured notes, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities, the indentures governing the existing secured notes and the indentures governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

Each series of notes are a new issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. Historically, the market for non investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes.

We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The Issuer may not be able to repurchase the notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, the Issuer is contractually restricted under the terms of the senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, the Issuer may not be able to satisfy our obligations to purchase the notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the notes upon a change of control would cause a default under the indentures and a cross-default under the instruments governing our senior secured credit facilities and the indentures governing the existing secured notes. The instruments governing the senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $1.978 billion.

We intend to use the net proceeds of this offering for the redemption of all $1.500 billion outstanding aggregate principal amount of HCA Inc.’s 3.75% Senior Secured Notes due 2019 and the payment of related premiums, and for general corporate purposes, which may include acquisitions.

Certain of the underwriters and/or their affiliates may hold HCA Inc.’s 3.75% Senior Secured Notes due 2019 and, accordingly, may receive a portion of the net proceeds of this offering in connection with the redemption of those notes. See “Underwriting.”

CAPITALIZATION

The following table sets forth the capitalization of HCA Healthcare, Inc. as of June 30, 2018 on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom.

The information in this table should be read in conjunction with “Summary—Summary Financial Data,” included in this prospectus supplement and our consolidated financial statements and related notes and condensed consolidated financial statements and related notes incorporated by reference herein.

	As of June 30, 2018
	Actual	As adjusted(1)
	(unaudited)
	(dollars in millions)
Cash and cash equivalents	$868	$1,336

Senior secured credit facilities(2)	$7,739	$7,739
Senior secured notes(3)	15,300	13,800
Other secured indebtedness(4)	552	552

Total senior secured indebtedness	23,591	22,091

Senior notes offered hereby	—	2,000
Other unsecured indebtedness(5)	9,752	9,752
Debt issuance costs	(151)	(171)

Total debt	33,192	33,672

Stockholders’ deficit attributable to HCA Healthcare, Inc.	(5,989)	(5,998)
Noncontrolling interests	1,864	1,864

Total stockholders’ deficit	(4,125)	(4,134)

Total capitalization	$29,067	$29,538

(1)

As adjusted reflects (i) an estimated $1.978 billion of net proceeds from this offering calculated after deducting underwriting discounts and commissions and estimated offering expenses and (ii) the redemption of all of HCA Inc.’s $1.500 billion aggregate principal amount outstanding of 3.75% Senior Secured Notes due 2019 and the payment of related premiums.

(2)

Consists of (i) a $3.750 billion senior secured asset-based revolving credit facility maturing on June 28, 2022 (the “asset-based revolving credit facility”) ($3.750 billion outstanding at June 30, 2018); (ii) a $2.000 billion senior secured revolving credit facility maturing on June 28, 2022 (the “senior secured revolving credit facility”) ($140 million outstanding at June 30, 2018, without giving effect to outstanding letters of credit); (iii) a $1.190 billion senior secured term loan A-5 facility maturing on June 10, 2020; (iv) a $1.496 billion senior secured term loan B-10 facility maturing on March 13, 2025; and (v) a $1.163 billion senior secured term loan B-11 facility maturing on March 18, 2023. We refer to the facilities described under (ii) through (v) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.”

(3)

Consists of (i) $3.000 billion aggregate principal amount of 6.50% first lien notes due 2020 that HCA Inc. issued in August 2011 (the “August 2011 first lien notes”); (ii) $1.350 billion aggregate principal amount of 5.875% first lien notes due 2022 that HCA Inc. issued in February 2012 (the “February 2012 first lien notes”); (iii) $1.250 billion aggregate principal amount of 4.75% first lien notes due 2023 that HCA Inc. issued in October 2012 (the “October 2012 first lien notes”); (iv) $2.000 billion aggregate principal amount of 5.00% first lien notes due 2024 that HCA Inc. issued in March 2014 (the “March 2014 5.00% first lien notes”); (v) $600 million aggregate principal amount of 4.25% first lien notes due 2019 that HCA Inc. issued in October 2014 (the “October 2014 4.25% first lien notes”); (vi) $1.400 billion aggregate principal amount of 5.25% first lien notes due 2025 that HCA Inc. issued in October 2014 (the “October 2014 5.25% first lien notes”); (vii) $1.500 billion aggregate principal amount of 5.25% first lien notes due 2026 that HCA Inc. issued in March 2016 (the “March 2016 first lien notes”); (viii) $1.200 billion aggregate principal amount of 4.50% first lien notes due 2027 that HCA Inc. issued in August 2016 (the “August 2016 first lien notes”); and (ix) $1.500 billion aggregate principal amount of 5.50% first lien notes due 2047 that HCA Inc. issued in June 2017 (the “June 2017 first lien notes” and, collectively with the August 2011 first lien notes, the February 2012 first lien notes, the October 2012 first lien notes, the March 2014 5.00% first lien notes, the October 2014 4.25% first lien notes, the October 2014 5.25% first lien notes, March 2016 first lien notes and August 2016 first lien notes, the “senior secured notes”). Historical basis includes the senior secured notes being redeemed with the proceeds of this offering. See “Use of Proceeds.”
(4)	Consists of capital leases and other secured debt with a weighted average interest rate of 5.78%.
(5)

Consists of HCA Inc.’s (i) aggregate principal amount of $125 million 7.58% medium-term notes due 2025; (ii) aggregate principal amount of $736 million debentures with maturities ranging from 2023 to 2095 and a weighted average interest rate of 7.62%; and (iii) aggregate principal amount of $7.891 billion senior notes with maturities ranging from 2022 to 2033 and a weighted average interest rate of 6.24%. Existing unsecured indebtedness also includes HCA Healthcare, Inc.’s $1.000 billion aggregate principal amount of 6.25% senior notes due 2021. For more information regarding our unsecured and other indebtedness, see “Description of Other Indebtedness.”

DESCRIPTION OF OTHER INDEBTEDNESS

The summaries set forth below are qualified in their entirety by the actual text of the applicable agreements and indentures, each of which has been filed with the SEC and which may be obtained on publicly available websites at the addresses set forth under “Available Information.”

Senior Secured Credit Facilities

The senior secured credit facilities provided senior secured financing of $9.599 billion at June 30, 2018, consisting of:

•

$3.849 billion-equivalent in term loan facilities, comprised of a $1.190 billion senior secured term loan A-5 facility maturing on June 10, 2020, a $1.496 billion senior secured term loan B-10 facility maturing on March 13, 2025; and a $1.163 billion senior secured term loan B-11 facility maturing on March 18, 2023; and

•

$5.750 billion in revolving credit facilities, comprised of a $3.750 billion senior secured asset-based revolving credit facility available in dollars maturing on June 28, 2022 and a $2.000 billion senior secured revolving credit facility available in dollars, euros and pounds sterling maturing on June 28, 2022. Availability under the asset-based revolving credit facility is subject to a borrowing base of 85% of eligible accounts, subject to customary reserves and eligibility criteria.

We refer to these senior secured credit facilities, excluding the asset-based revolving credit facility, as the “cash flow credit facility” and, collectively with the asset-based revolving credit facility, the “senior secured credit facilities.” The asset-based revolving credit facility is documented in a separate loan agreement from the other senior secured credit facilities.

HCA Inc. is the primary borrower under the senior secured credit facilities. The revolving credit facilities include capacity available for the issuance of letters of credit and for borrowings on same-day notice, referred to as the swingline loans. A portion of the letter of credit availability under the cash-flow revolving credit facility is available in euros and pounds sterling.

On February 26, 2014, the cash flow credit facility was amended and restated to, among other things, extend the maturity date of the revolving credit commitments thereunder to February 26, 2019 and permit debt to be incurred by non-guarantor restricted subsidiaries in an aggregate principal amount at any time outstanding not to exceed $2.0 billion.

On March 7, 2014, the asset-based credit facility was amended and restated to, among other things, extend the maturity date of the revolving credit commitments thereunder to March 7, 2019 and permit debt to be incurred by non-borrower restricted subsidiaries of HCA Inc. in an aggregate principal amount at any time outstanding not to exceed $2.0 billion.

On October 30, 2014, the asset-based credit facility was amended to increase the revolving credit commitments thereunder by $750 million such that the aggregate revolving credit commitments thereunder are increased from $2.500 billion to $3.250 billion.

On June 10, 2015, the cash flow credit facility added a new $1.400 billion senior secured term loan A-5 facility maturing on June 10, 2020 to refinance the existing senior secured term loan A-2 facility maturing on May 2, 2016 and the existing senior secured term loan A-4 facility maturing on February 2, 2016.

On March 18, 2016, the cash flow credit facility added a new $1.500 billion senior secured term B-6 loan credit facility maturing on March 18, 2023 to refinance a portion of its existing senior secured term B-5 loan credit facility maturing on March 31, 2017.

On August 15, 2016, the cash flow credit facility added a new $1.200 billion senior secured term B-7 loan credit facility maturing on February 15, 2024 to refinance a portion of its existing senior secured term B-4 loan credit facility maturing on May 1, 2018.

On February 15, 2017, the cash flow credit facility added a new $1.197 billion senior secured term B-8 loan credit facility maturing on February 15, 2024 to refinance its existing senior secured term B-7 loan credit facility maturing on February 15, 2024.

On March 20, 2017, the cash flow credit facility added a new $1.489 billion senior secured term B-9 loan credit facility maturing on March 18, 2023 to refinance its existing senior secured term B-6 loan credit facility maturing on March 18, 2023.

On June 28, 2017, the senior secured revolving credit facility and the asset-based revolving credit facility were amended to, among other things, increase the commitments under the asset-based revolving credit facility to $3.750 billion, extend the maturity date of both revolving credit facilities to June 28, 2022 and amend the incremental facility provisions to permit the incurrence of additional incremental credit facilities in an aggregate principal amount of up to $1.500 billion.

On March 13, 2018, the cash flow credit facility added (i) a new $1.500 billion senior secured term B-10 loan credit facility maturing on March 13, 2025 to refinance its existing senior secured term B-8 loan credit facility maturing on February 15, 2024 and repay a portion of its existing senior secured term B-9 loan credit facility maturing on March 18, 2023 and (ii) a new approximately $1.166 billion senior secured term B-11 loan credit facility maturing on March 18, 2023 to refinance a portion of its existing senior secured term B-9 loan credit facility maturing on March 18, 2023.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at HCA Inc.’s option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) the LIBOR plus 1.00%, plus an applicable margin. The applicable margins in effect for borrowings as of June 30, 2018 are (i) under the asset-based revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (ii) under the senior secured revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (iii) under the term loan A-5 facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (iv) under the term loan B-10 facility, 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings, and (v) under the term loan B-11 facility, 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margins with respect to the asset-based revolving credit facility and senior secured revolving credit facility may be reduced or increased depending on HCA Inc.’s total net leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, HCA Inc. is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder. The commitment fee rate as of June 30, 2018 is 0.375% per annum for the revolving credit facility and 0.25% for the asset-based revolving credit facility. The commitment fee rate for the senior secured revolving credit facility may fluctuate due to changes in specified total net leverage ratios. HCA Inc. must also pay customary letter of credit fees.

Prepayments

The cash flow credit facility requires HCA Inc. to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% if HCA Inc.’s total net leverage ratio is 5.50x or less and to 0% if HCA Inc.’s total net leverage ratio is 5.00x or less) of HCA Inc.’s annual excess cash flow;

•

100% (which percentage will be reduced to 50% if HCA Inc.’s total net leverage ratio is 3.25x or less and to 0% if HCA Inc.’s total net leverage ratio is 2.50x or less) of the compensation for any casualty event, proceeds from permitted sale-leasebacks and the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, other than the Receivables Collateral, as defined below, if HCA Inc. does not (1) reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as, in the case of any such commitment to reinvest or make certain other permitted investments, such investment is completed within such 15-month period or, if later, within 180 days after such commitment is made or (2) apply such proceeds within 15 months to repay debt of HCA Inc. that was outstanding on the effective date of HCA Inc.’s 2006 recapitalization transaction scheduled to mature prior to the earliest final maturity of the senior secured credit facilities then outstanding; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facilities and other debt permitted under the senior secured credit facilities.

The foregoing mandatory prepayments are applied among the term loan facilities pro rata to such facilities, with amounts allocated to each facility being applied pro rata among the term loan facilities based upon the applicable remaining repayment amounts due thereunder. Notwithstanding the foregoing, HCA Inc. is not required to prepay loans under any term loan A facility or any term loan B facility with net cash proceeds of asset sales or with excess cash flow, in each case attributable to foreign subsidiaries, to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences.

The asset-based revolving credit facility requires HCA Inc. to prepay outstanding loans if borrowings exceed the borrowing base.

HCA Inc. may voluntarily repay outstanding loans under the asset-based revolving credit facility, the senior secured revolving credit facility and the term loan A-5 facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

HCA Inc. may also voluntarily prepay outstanding loans under the term loan B-10 facility and the term loan B-11 facility at any time, subject to a premium of 1.00% in connection with any repricing transaction on or prior to September 13, 2018 and further subject to customary “breakage” costs with respect to LIBOR loans.

Amortization

HCA Inc. is required to repay the loans under the term loan facilities as follows:

•

the term loan A-5 facility amortizes in equal quarterly installments that commenced on September 30, 2015 in amounts equal to 1.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loans;

•

the term loan B-10 facility amortizes in equal quarterly installments that commenced on June 30, 2018 in amounts equal to 0.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loan; and

•

the term loan B-11 facility amortizes in equal quarterly installments that commenced on June 30, 2018 in amounts equal to 0.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loan.

Principal amounts outstanding under the revolving credit facilities are due and payable in full at maturity.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned material domestic subsidiaries that are unrestricted subsidiaries under the 1993 Indenture (as defined below) (except for certain special purpose subsidiaries that only guarantee and pledge their assets under the asset-based revolving credit facility), subject to any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee does not cause adverse tax consequences.

All obligations under the asset-based revolving credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such asset-based revolving credit facility (the “Receivables Collateral”).

All obligations under the cash flow credit facility and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:

•

a first-priority lien on the capital stock owned by HCA Inc. or by any guarantor in each of their respective first-tier subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries);

•

a first-priority lien on substantially all present and future assets of HCA Inc. and of each guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), except for certain “Principal Properties” the aggregate amount of indebtedness secured thereby in respect of the cash flow credit facility and the first lien notes and any future first lien obligations, taken as a whole, do not exceed 10% of “Consolidated Net Tangible Assets” (as defined under the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions (such collateral under this and the preceding bullet, the “Non-Receivables Collateral”); and

•

a second-priority lien on certain of the Receivables Collateral (such portion of the Receivables Collateral, the “Shared Receivables Collateral”; the Receivables Collateral that does not secure such cash flow credit facility on a second-priority basis is referred to as the “Separate Receivables Collateral”).

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, HCA Inc.’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans or advances;

•

with respect to the asset-based revolving credit facility, prepay certain subordinated indebtedness, the second lien notes and certain other indebtedness existing on the effective date of HCA Inc.’s 2006 recapitalization transaction (“Retained Indebtedness”), subject to certain exceptions;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•

with respect to the asset-based revolving credit facility, make certain material amendments to agreements governing certain subordinated indebtedness, the second lien notes or Retained Indebtedness; and

•	change lines of business.

In addition, the senior secured credit facilities require the following financial covenants to be maintained:

•

in the case of the asset-based revolving credit facility, a minimum interest coverage ratio of 1.50:1.00 (applicable only when excess global availability under such facility is less than the greater of (x) 10% of the lesser of the outstanding commitments and the borrowing base thereunder and (y) $325.0 million); and

•	in the case of the other senior secured credit facilities, a maximum total net leverage ratio of no greater than 6.75:1.00.

The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including a change of control.

Senior Secured Notes

As of June 30, 2018, HCA Inc. had $15.300 billion aggregate principal amount of senior secured first lien notes consisting of:

•

$3.000 billion aggregate principal amount of 6.50% senior secured first lien notes due 2020 issued on August 1, 2011 at a price of 100% of their face value, resulting in $3.000 billion of gross proceeds;

•

$1.350 billion aggregate principal amount of 5.875% senior secured first lien notes due 2022 issued on February 16, 2012 at a price of 100% of their face value, resulting in $1.350 billion of gross proceeds;

•

$1.250 billion aggregate principal amount of 4.75% senior secured first lien notes due 2023 issued on October 23, 2012 at a price of 100% of their face value, resulting in $1.250 billion of gross proceeds;

•

$1.500 billion aggregate principal amount of 3.75% senior secured first lien notes due 2019 issued on March 17, 2014 at a price of 100% of their face value, resulting in $1.500 billion of gross proceeds;

•

$2.000 billion aggregate principal amount of 5.00% senior secured first lien notes due 2024 issued on March 17, 2014 at a price of 100% of their face value, resulting in $2.000 billion of gross proceeds;

•

$600 million aggregate principal amount of 4.25% senior secured first lien notes due 2019 issued on October 17, 2014 at a price of 100% of their face value, resulting in $600 million of gross proceeds;

•

$1.400 billion aggregate principal amount of 5.25% senior secured first lien notes due 2025 issued on October 17, 2014 at a price of 100% of their face value, resulting in $1.400 billion of gross proceeds;

•

$1.500 billion aggregate principal amount of 5.25% senior secured first lien notes due 2026 issued on March 15, 2016 at a price of 100% of their face value, resulting in $1.500 billion of gross proceeds;

•

$1.200 billion aggregate principal amount of 4.50% senior secured first lien notes due 2027 issued on August 15, 2016 at a price of 100% of their face value, resulting in $1.200 billion of gross proceeds; and

•

$1.500 billion aggregate principal amount of 5.50% senior secured first lien notes due 2047 issued on June 22, 2017 at a price of 100% of their face value, resulting in $1.500 billion of gross proceeds.

We refer to these notes issued on August 1, 2011, February 16, 2012, October 23, 2012, March 17, 2014, October 17, 2014, March 15, 2016, August 15, 2016 and June 22, 2017 as the “secured notes” and the indentures governing the first lien notes as the “indentures governing the secured notes.”

We intend to use the net proceeds of this offering to redeem all of HCA Inc.’s $1.500 billion outstanding aggregate principal amount of HCA Inc.’s 3.75% Senior Secured Notes due 2019.

The secured notes and the related guarantees are secured by first-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that secure HCA Inc.’s cash flow credit facility on a first-priority basis and are secured by second-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets that secure HCA Inc.’s asset-based revolving credit facility on a first-priority basis and HCA Inc.’s cash flow credit facility on a second-priority basis.

Optional Redemption

The indentures governing the secured notes permit HCA Inc. to redeem some or all of the secured notes at any time at redemption prices described or set forth in the respective indenture.

Change of Control

In addition, the indentures governing the secured notes provide that, upon the occurrence of a change of control as defined therein, each holder of secured notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indentures governing the secured notes contain covenants limiting, among other things, HCA Inc.’s ability and the ability of its restricted subsidiaries to, subject to certain exceptions:

•	create certain liens or encumbrances;

•	sell certain assets; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Events of Default

The indentures governing the secured notes also provide for events of default which, if any of them occur, would permit or require the principal of and accrued interest on the secured notes to become or to be declared due and payable.

Other Secured Indebtedness

As of June 30, 2018, HCA Inc. had approximately $552 million of capital leases and other secured debt outstanding.

Under the lease with HRT of Roanoke, Inc., effective December 20, 2005, HCA Inc. makes annual payments for rent and additional expenses for the use of premises in Roanoke and Salem, Virginia. The rent payments increase each year beginning January 1, 2007 by the lesser of 3% or the change in the Consumer Price Index. The lease is for a fixed term of 12 years with the option to extend the lease for another ten years.

Under the lease with Medical City Dallas Limited, effective March 18, 2004, HCA Inc. makes annual payments for rent for the use of premises that are a part of a complex known as “Medical City Dallas” located in Dallas, Texas. The rent payment is adjusted yearly based on the fair market value of the premises and a capitalization rate. The initial term is 240 months with the option to extend for two more terms of 240 months each.

Unsecured Indebtedness

As of June 30, 2018, HCA Inc. had outstanding an aggregate principal amount of $8.752 billion of senior notes and debentures, consisting of the following series:

•	$2,000,000,000 aggregate principal amount of 7.50% Senior Notes due 2022;

•	$135,645,000 aggregate principal amount of 7.50% Debentures due 2023;

•	$1,250,000,000 aggregate principal amount of 5.875% Senior Notes due 2023;

•	$150,000,000 aggregate principal amount of 8.36% Debentures due 2024;

•	$291,436,000 aggregate principal amount of 7.69% Senior Notes due 2025;

•	$2,600,000,000 aggregate principal amount of 5.375% Senior Notes due 2025;

•	$1,500,000,000 aggregate principal amount of 5.875% Senior Notes due 2026;

•	$150,000,000 aggregate principal amount of 7.05% Debentures due 2027;

•	$250,000,000 aggregate principal amount of 7.50% Senior Notes due 2033;

•	$100,000,000 aggregate principal amount of 7.75% Debentures due 2036; and

•	$200,000,000 aggregate principal amount of 7.50% Debentures due 2095.

As of June 30, 2018, HCA Inc. also had outstanding $125,000,000 aggregate principal amount of 7.58% Medium Term Notes due 2025.

All of HCA Inc.’s outstanding series of senior notes, debentures and medium term notes listed above were issued under an indenture, which we refer to as the “1993 Indenture,” with the exception of the $1,250,000,000 aggregate principal amount of 5.875% senior notes due 2023, the $2,000,000,000 aggregate principal amount of 7.50% senior notes due 2022, the $500,000,000 aggregate principal amount of 8.00% senior notes due 2018, the $2,600,000,000 aggregate principal amount of 5.375% senior notes due 2025 and the $1,500,000,000 aggregate principal amount of 5.875% senior notes due 2026, each of which were issued under a separate indenture (the “new Indenture”) with terms similar to the 1993 Indenture. We refer to the 1993 Indenture and the new Indenture as the “Indentures,” collectively.

Optional Redemption

If permitted by the respective supplemental indenture, HCA Inc. is permitted to redeem some or all of that series of unsecured notes at any time at redemption prices described or set forth in such supplemental indenture.

Covenants

The Indentures contain covenants limiting, among other things, HCA Inc.’s ability and/or the ability of HCA Inc.’s restricted subsidiaries to (subject to certain exceptions):

•	assume or guarantee indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances;

•	enter into sale and lease-back transactions with respect to any “Principal Property” (as such term is defined in the 1993 Indenture);

•	create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Inc.’s assets.

In addition, the Indentures provide that the aggregate amount of all other indebtedness of HCA Inc. secured by mortgages on “Principal Properties” (as such term is defined in the 1993 Indenture) together with the aggregate principal amount of all indebtedness of restricted subsidiaries (as such term is defined in the 1993 Indenture) and the attributable debt in respect of sale-leasebacks of Principal Properties, may not exceed 15% of the consolidated net tangible assets of HCA Inc. and its consolidated subsidiaries, subject to exceptions for certain permitted mortgages and debt.

Events of Default

The Indentures contain certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on such series to become or to be declared due and payable.

Change of Control

In addition, the new Indenture provides that, upon the occurrence of a change of control as defined therein, each holder of the notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Unsecured Indebtedness of HCA Healthcare, Inc.

Overview

On December 6, 2012, HCA Healthcare, Inc. issued $1.000 billion aggregate principal amount of 6.25% senior notes due 2021 at a price of 100% of their face value, resulting in $1.000 billion of gross proceeds. We refer to these notes as the “outstanding 2021 notes” and the indenture governing the outstanding 2021 notes as the “2021 notes indenture.”

Ranking

The outstanding 2021 notes are HCA Healthcare, Inc.’s senior unsecured obligations and rank equally in right of payment with all of its future unsecured and unsubordinated indebtedness, rank senior in right of payment to any of its future subordinated indebtedness, and are structurally subordinated in right of payment to indebtedness of HCA Healthcare, Inc.’s subsidiaries, including HCA Inc. The outstanding 2021 notes are not guaranteed by any of HCA Healthcare, Inc.’s subsidiaries, including HCA Inc. HCA Healthcare, Inc.’s future secured indebtedness and other future secured obligations will be effectively senior to the outstanding 2021 notes to the extent of the value of the assets securing such other indebtedness and other obligations.

Optional Redemption

The 2021 notes indenture permits HCA Healthcare, Inc. to redeem some or all of the applicable outstanding 2021 notes at any time at redemption prices described or set forth in the 2021 notes indenture.

Change of Control

Upon the occurrence of a change of control, which is defined in the 2021 notes indenture, each holder of the outstanding 2021 notes has the right to require HCA Healthcare, Inc. to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The 2021 notes indenture contains covenants limiting, among other things, HCA Healthcare, Inc.’s ability and the ability of its restricted subsidiaries to (subject to certain exceptions):

•	create liens on certain assets to secure debt;

•	enter into certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Healthcare, Inc.’s assets.

Events of Default

The 2021 notes indenture contains certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the outstanding 2021 notes to become or to be declared due and payable.

DESCRIPTION OF THE NOTES

General

The following description of the particular terms of the 5.375% Senior Notes due 2026 (the “2026 Notes”) and of the 5.625% Senior Notes due 2028 (the “2028 Notes”), which are collectively referred to in this description as the “Notes,” supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities and Guarantees” in the attached prospectus. In this description of the notes, all references to “we,” “us” or “our” and “the Company” are to HCA Inc. only (the “Issuer”) and not to HCA Healthcare, Inc. (“Holdings”) or any of its Subsidiaries. References in this description of the notes to “Holdings” or the “Parent Guarantor” refer only to Holdings and not to its Subsidiaries or the Issuer.

The Issuer will issue each series of Notes under an indenture, dated as of August 1, 2011, among the Issuer, Holdings and Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as “Trustee” and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent, in each case as supplemented by a supplemental indenture. The supplemental indentures will set forth certain specific terms applicable to the respective series of Notes, and references to the “Indenture” in this description mean the Indenture as so amended and supplemented by the applicable supplemental indenture. This description is intended to be an overview of the material provisions of the Notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus under “Description of Debt Securities and Guarantees” and the provisions of the Indenture that may be important to you before investing in the Notes. Capitalized terms defined in the accompanying base prospectus or in the Indenture have the same meanings when used in this description unless updated herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. You may request copies of the Indenture at the address set forth under the heading “Summary.” A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Available Information.”

Principal, Maturity and Interest

The Issuer will issue $1,000,000,000 of the 2026 Notes and $1,000,000,000 of the 2028 Notes in this offering. The 2026 Notes will mature on September 1, 2026 and the 2028 Notes will mature on September 1, 2028. The 2026 Notes will bear interest at the rate of 5.375% per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. The 2028 Notes will bear interest at the rate of 5.625% per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. Interest will be payable twice a year on March 1 and September 1, beginning on March 1, 2019. Interest payable on any Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Note is registered at the close of business on February 15 and August 15, as the case may be, preceding such interest payment date.

The Issuer may issue additional 2026 Notes or additional 2028 Notes, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). The Notes of a series and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The Notes will be issued in book-entry form only.

Parent Guarantee

We are a Subsidiary of Holdings. Holdings will, as primary obligor and not merely as surety, irrevocably and fully and unconditionally guarantee (the “Parent Guarantee,” and Holdings in such capacity, the “Parent Guarantor”), on an unsecured senior basis, the punctual payment when due, whether at maturity, by acceleration or otherwise, of all monetary obligations of the Issuer under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”).

The Parent Guarantee shall be a continuing guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing, (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

The Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee will thereupon terminate and be discharged and of no further force of effect, (i) upon any merger or consolidation of such Parent Guarantor with the Issuer, (ii) upon legal or covenant defeasance of the Issuer’s obligations under, or satisfaction and discharge of, the Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing.

Upon any such occurrence specified in the preceding paragraph, the Trustee shall execute, upon request by the Issuer, any documents reasonably required in order to evidence such release, discharge and termination in respect of the Parent Guarantee. Neither the Issuer nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Guarantee or any such release, termination or discharge.

Ranking of Notes and Guarantee

The Notes are:

•	unsecured senior obligations of the Issuer;

•	equal in right of payment to any future senior Indebtedness of the Issuer;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	structurally subordinated in right of payment to all Indebtedness of the Issuer’s Subsidiaries; and

•	guaranteed on a senior unsecured basis by the Parent Guarantor.

The Indebtedness evidenced by the Notes will be unsecured and will rank equally with any other unsecured and unsubordinated indebtedness the Issuer may incur in the future. The Notes will not be guaranteed by any of the Issuer’s Subsidiaries. The Issuer’s future secured Indebtedness and other future secured obligations will be effectively senior to the Notes to the extent of the value of the assets securing such other secured Indebtedness and other obligations.

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its

Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Additionally, claims of such Subsidiaries’ creditors, including trade creditors and claims of preferred stockholders (if any) of such Subsidiaries, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries. As of June 30, 2018, Subsidiaries of the Issuer had Indebtedness of $22.091 billion outstanding, all of which was secured.

The Indenture limits the Issuer’s ability and that of certain of our Subsidiaries under certain circumstances to secure Indebtedness by Mortgages on our Principal Properties and to enter into Sale and Lease-Back Transactions. In a liquidation or reorganization of any of our Subsidiaries, the right of Holders of the Notes to participate in any distribution is subject to the prior claims of creditors of that Subsidiary, except to the extent that we are a creditor.

The Parent Guarantee (as described below) is:

•	the unsecured obligation of the Parent Guarantor;

•

equal in right of payment to all of the Parent Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its Parent Guarantee (including the Parent Guarantor’s existing 6.25% senior notes due 2021);

•	senior in right of payment to any future Subordinated Indebtedness of the Parent Guarantor;

•

effectively subordinated in right of payment to any of the Parent Guarantor’s future indebtedness that is secured by Liens on its assets to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated in right of payment to all Indebtedness of the Parent Guarantor’s Subsidiaries (other than the Issuer).

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Each series of Notes will be redeemable, at our option, at any time in whole or from time to time in part.

If the 2026 Notes are redeemed prior to March 1, 2026 (the date that is six months prior to the stated maturity date for the 2026 Notes), the redemption price for the 2026 Notes to be redeemed will equal the greater of:

•	100% of the aggregate principal amount of the 2026 Notes to be redeemed, and

•

an amount equal to the sum of the present value of (i) the payment on March 1, 2026 of principal of the 2026 Notes to be redeemed and (ii) the payment of the remaining scheduled payments through March 1, 2026 of interest on the 2026 Notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), in each case discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

If the 2026 Notes are redeemed on or after March 1, 2026 (the date that is six months prior to the stated maturity date for the 2026 Notes), the redemption price for the 2026 Notes to be redeemed will equal 100% of the principal amount of such 2026 Notes plus accrued and unpaid interest, if any, to such redemption date.

If the 2028 Notes are redeemed prior to March 1, 2028 (the date that is six months prior to the stated maturity date for the 2028 Notes), the redemption price for the 2028 Notes to be redeemed will equal the greater of:

•	100% of the aggregate principal amount of the 2028 Notes to be redeemed, and

•

an amount equal to the sum of the present value of (i) the payment on March 1, 2028 of principal of the 2028 Notes to be redeemed and (ii) the payment of the remaining scheduled payments through March 1, 2028 of interest on the 2028 Notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), in each case discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

If the 2028 Notes are redeemed on or after March 1, 2028 (the date that is six months prior to the stated maturity date for the 2028 Notes), the redemption price for the 2028 Notes to be redeemed will equal 100% of the principal amount of such 2028 Notes plus accrued and unpaid interest, if any, to such redemption date.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction. Notes called for redemption will become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, if less than all of the outstanding series of Notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of Notes to be redeemed.

Unless we default in payment of the redemption price, interest will cease to accrue on any Notes of a series that have been called for redemption on the redemption date. If the Issuer redeems less than all of the outstanding series of Notes, the Registrar and Paying Agent shall select the Notes of such series to be redeemed in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

For purposes of determining the optional redemption price if the 2026 Notes are redeemed prior to March 1, 2026, or the 2028 Notes are redeemed prior to March 1, 2028, as the case may be, the following definitions are applicable:

“Comparable Treasury Issue” means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining

Life”) of a Note being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date for any Note:

(1)	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or

(2)	if the Independent Investment Banker is given fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by the Issuer.

“Reference Treasury Dealer” means (i) Goldman Sachs & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors, and a Primary Treasury Dealer selected by SMBC Nikko Securities America, Inc.; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for any Note, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, at the time of computation, (1) the semi-annual equivalent yield to maturity of the United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the maturity date for the Notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

Except as set forth above, the Notes will not be redeemable by us prior to maturity.

Denominations, Registration and Transfer

The Issuer will issue the Notes in registered, global form and in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. We have appointed Deutsche Bank Trust Company Americas as security registrar.

The Issuer has appointed The Depository Trust Company (“DTC”) to act as depositary with respect to the Notes. Beneficial owners of interests in the Notes generally will not receive certificates representing their ownership interests in the Notes. However, if:

•

the Issuer delivers to the Trustee notice from DTC that DTC is unwilling or unable to continue to act as depositary for the Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days after the date of such notice from DTC,

•	the Issuer, in its sole discretion, determines not to have the Notes represented by one or more global Notes, or

•

a Default or an Event of Default has occurred and is continuing with respect to the Notes and DTC has notified the Issuer and the Trustee of its desire to exchange the global Notes for Notes in definitive certificate form, then the Issuer will prepare and deliver certificates for the Notes in exchange for beneficial interests in the global Notes. Any beneficial interest in a global Note that is exchangeable under the circumstances described in the first two bullets of the preceding sentence will be exchangeable for Notes in definitive certificated form registered in the names and in the authorized denominations that DTC shall direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global Notes. See “Description of Debt Securities—Book-entry Debt Securities.”

Repurchase at the Option of Holders

Change of Control

The Notes of each series will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes of such series as described under “Optional Redemption,” the Issuer will make an offer to purchase all of such Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of such series of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the Registrar, to each Holder of Notes of such series to the address of such Holder appearing in the security register with a copy to the Trustee and the Registrar or otherwise in accordance with the procedures of DTC, with the following information:

(1)

that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes of such series properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)

that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes of such series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)

that Holders electing to have any Notes of such series purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)

that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of such Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)

that Holders tendering less than all of their Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes of a series pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all Notes of such series issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes of such series or portions thereof so tendered; and

(3)

deliver, or cause to be delivered, to the Trustee for cancellation the Notes of such series so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

Our existing senior secured credit facilities provide, and future credit agreements or other agreements relating to indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under our senior secured credit facilities being declared due and payable and could cause a receivables facility to be wound down.

The Issuer’s ability to pay cash to the Holders of the Notes of such series following the occurrence of a Change of Control may be limited by its then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of each series of Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Underwriters and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes of a series validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes of a series may require the Issuer to make an offer to repurchase the Notes of such series as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes of such series. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes of a series protection in the event of a highly leveraged transaction.

Selection and Notice

If the Issuer is redeeming less than all of any series of Notes issued by it at any time, the Registrar and Paying Agent will select the Notes to be redeemed (a) if the series of Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Covenant Suspension

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture, the Issuer and the Subsidiaries will not be subject to the “—Repurchase at the Option of Holders—Change of Control” covenant (the “Suspended Covenant”).

In the event that the Issuer and the Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitations on Mortgages

Nothing in the Indenture or in the Notes shall in any way restrict or prevent the Issuer, the Parent Guarantor or any Subsidiary from incurring any Indebtedness, provided, however, that the Indenture will provide that neither the Issuer nor any of its Subsidiaries will issue, assume or guarantee any indebtedness or obligation secured by Mortgages upon any Principal Property, unless the Notes shall be secured equally and ratably with (or prior to) such Indebtedness. This restriction will not apply to:

(a)

Mortgages securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements or property, if the Indebtedness and the related Mortgages are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

(b)

Mortgages existing on property at the time of its acquisition by the Issuer or a Subsidiary or on the property of a Person at the time of the acquisition of such Person by the Issuer or a Subsidiary (including acquisitions through merger or consolidation);

(c)	Mortgages to secure Indebtedness on which the interest payments to holders of the related indebtedness are excludable from gross income for federal income tax purposes under Section 103 of the Code;

(d)	Mortgages in favor of the Issuer or any Subsidiary;

(e)	Mortgages existing on the date of the Indenture;

(f)

Mortgages in favor of a government or governmental entity that (i) secure Indebtedness which is guaranteed by the government or governmental entity, (ii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or (iii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of the property subject to the Mortgage;

(g)

Mortgages incurred in connection with the borrowing of funds where such funds are used to repay within 120 days after entering into such Mortgage, Indebtedness in the same principal amount secured by other Mortgages on Principal Property with at least the same appraised fair market value; and

(h)

any extension, renewal or replacement of any Mortgage referred to in clauses (a) through (g) above, provided the amount secured is not increased and such extension, renewal or replacement Mortgage relates to the same property.

Limitations on Sale and Lease-Back

The Indenture will provide that neither the Issuer nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another person (other than with the Issuer or a Subsidiary) unless either:

(a)	the Issuer or such Subsidiary could incur indebtedness secured by a mortgage on the property to be leased without equally and ratably securing the Notes; or

(b)

within 120 days, the Issuer applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of our Funded Debt and/or the acquisition or construction of a Principal Property.

Exempted Transactions

Notwithstanding the foregoing provisions described above under “—Limitations on Mortgages” and “—Limitations on Sale and Lease-Back” if the aggregate outstanding principal amount of all Indebtedness of the Issuer and its Subsidiaries that is subject to and not otherwise permitted under these restrictions does not exceed 15% of the Consolidated Net Tangible Assets of the Issuer and its Subsidiaries, then:

(a)	the Issuer or any of its Subsidiaries may issue, assume or guarantee Indebtedness secured by Mortgages; and

(b)	the Issuer or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction.

Events of Default

Under the Indenture, an “Event of Default” applicable to the Notes of any series means:

•	failure to pay the principal or any premium on the Notes of such series when due;

•	failure to pay any interest on the Notes of such series when due, and such default continues for a period of 30 days;

•	failure to deposit any sinking fund payment in respect of the Notes of such series when due;

•

failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, and such default continues for a period of 60 days after written notice by Holders of at least 10% in principal amount of the outstanding Notes of such series; or

•	events in bankruptcy, insolvency or reorganization.

If any Event of Default with respect to the Notes of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal amount of all such Notes to be due and payable immediately. The Holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree.

Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to these indemnification provisions, the Holders of a majority in aggregate principal amount of the outstanding Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to such Notes.

We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance.

Modification and Waiver

Without Holder Consent

Without the consent of any Holders of any series of Notes, the Issuer, the Parent Guarantor and the Trustee, may enter into supplemental indentures for any of the following purposes:

(1)	to evidence the succession of another corporation to the Issuer and the assumption by such successor of the covenants of the Issuer in compliance with the requirements set forth in the Indenture; or

(2)	to add to the covenants for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer; or

(3)	to add any additional Events of Default; or

(4)

to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply; or

(5)	to secure the Notes of any series; or

(6)

to supplement any of the provisions of the Indenture to such extent necessary to permit or facilitate the defeasance and discharge of the Notes, provided that any such action does not adversely affect the interests of the Holders of the Notes in any material respect; or

(7)

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts by more than one Trustee; or

(8)	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision; or

(9)

to change any place or places where the principal of and premium, if any, and interest, if any, on the Notes shall be payable, the Notes may be surrendered for registration or transfer, the Notes may be surrendered for exchange, and notices and demands to or upon the Issuer may be served.

With Holder Consent

For any series of Notes, the Issuer, the Parent Guarantor and the Trustee may modify and amend the Indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes of such series; however, we must have the consent of the Holder of each outstanding Note of such series affected to:

(1)

change the stated maturity of the principal of, or installment of interest, if any, on, such Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

(2)

change the currency in which the principal of (and premium, if any) or interest on such Notes are denominated or payable, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(3)

adversely affect the right of repayment or repurchase, if any, at the option of the Holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(4)	reduce the percentage of Holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults; or

(5)	modify the provisions that require Holder consent to modify or amend the Indenture or that permit Holders to waive compliance with certain provisions of the Indenture or certain defaults.

The Holders of a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of all Holders, waive any past default under the Indenture with respect to Notes of such series. However, such Holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to such Notes, or waive a covenant or provision that cannot be modified or amended, without the consent of the Holders of each such outstanding Note affected.

Consolidation, Merger, Sale or Lease of Assets

The Issuer or the Parent Guarantor, as applicable, may consolidate with or merge into, or transfer or lease all or substantially all of our assets to another Person (whether or not the Issuer or the Parent Guarantor, as applicable, is the surviving corporation) without the consent of the Holders of any series of Notes under the Indenture if:

•	in the case of the Issuer, the successor entity assumes the Issuer’s obligations on the Notes and under the Indenture, as if such successor were an original party to the Indenture;

•

in the case of the Parent Guarantor, the successor entity assumes the Parent Guarantor’s obligations under the Indenture and the Parent Guarantee, as if such successor were an original party to the Indenture and such Parent Guarantee;

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

•

if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer or the Parent Guarantor, as applicable, would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Issuer or the Parent Guarantor, as applicable, or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure all such Notes or the Parent Guarantee, as applicable, equally and ratably with (or prior to) all indebtedness secured thereby; and

•

the Issuer or the Parent Guarantor, as the case may be, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Defeasance

We may be discharged from our obligations under a series of Notes, and we will not be subject to the limitations in the Indenture discussed in the above sections, if we deposit with the Trustee trust money or U.S. government obligations that are sufficient to pay all principal, premium and interest on such Notes. We would deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not (1) cause the Holders of such Notes to recognize income, gain or loss for United States income tax purposes or (2) result in the delisting of such Notes from any national securities exchange (if so listed).

Notices

Notices to Holders will be mailed to the addresses of the Holders listed in the security register.

Governing Law

We will construe the Indenture and the Notes in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee and its affiliates may have other business relationships with us.

Certain Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Entity” means any Person which (i) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets within the continental limits of the United States of America, (ii) is principally engaged in the business of financing (including, without limitation, the purchase, holding, sale or discounting of or lending upon any notes, contracts, leases or other forms of obligations) the sale or lease of merchandise, equipment or services (1) by the Issuer, (2) by a Subsidiary (whether such sales or leases have been made before or after the date which such Person became a Subsidiary), (3) by another Affiliated Entity or (4) by any Person prior to the time which substantially all its assets have heretofore been or shall hereafter have been acquired by the Issuer, (iii) is principally engaged in the business of owning, leasing, dealing in or developing real property, (iv) is principally engaged in the holding of stock in, and/or the financing of operations of, an Affiliated Entity, or (v) is principally engaged in the business of (1) offering health benefit products or (2) insuring against professional and general liability risks of the Issuer.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)

the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated Net Tangible Assets” means, with respect to any Person, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of such Person (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and further excluding any deferred income taxes that are included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Issuer and computed in accordance with generally accepted accounting principles.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Frist Entities” means Dr. Thomas F. Frist, Jr., any Person controlled by Dr. Frist and any charitable organization selected by Dr. Frist that holds Equity Interests of the Issuer on November 17, 2006.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed that would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“GAAP” means generally accepted accounting principles in the United States which were in effect on November 17, 2006.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)

representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)

to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)

to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means August 23, 2018.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means mortgages, liens, pledges or other encumbrances.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, the Parent Guarantor or a Subsidiary, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, on behalf of the Parent Guarantor by an Officer of the Parent Guarantor or on behalf of a Subsidiary by an Officer of such Subsidiary, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Holders” means the Frist Entities, members of management of the Issuer (or its direct or indirect parent) and each of their respective Affiliates or successors, that are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Frist Entities and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Principal Property” means each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Issuer and/or one or more of its Subsidiaries and located in the United States of America.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Subsidiaries purports to sell its accounts receivable to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Issuer or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Subordinated Indebtedness” means, with respect to the Notes, (1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (2) any Indebtedness of the Parent Guarantor which is by its terms subordinated in right of payment to the Parent Guarantee.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)

any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time;

provided, however, that for purposes of “—Certain Covenants—Limitations on Mortgages,” “—Certain Covenants—Limitations on Sale and Lease-Back” and “—Certain Covenants—Exempted Transactions,” any Person that is an Affiliated Entity shall not be considered a Subsidiary.

“Underwriters” means Goldman Sachs & Co. LLC and the other underwriters party to the underwriting agreement related to the Notes.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes offered hereby as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with notes held as capital assets by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes of that series are sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes offered hereby that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, and except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes offered hereby (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such an entity);

•	a U.S. holder that holds notes through a non-U.S. broker or other non-U.S. intermediary;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other United States federal tax laws (including the gift tax and the Medicare tax on certain investment income) and under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes offered hereby.

U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not clear to what types of income the book/tax conformity rule applies. Accrual method holders should consult with their own tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation. The remainder of this discussion assumes that the “book/tax conformity rule” will not apply.

Stated Interest.    Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes.    Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be treated in the manner described above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any such gain or loss will be capital gain or loss. Capital gains of noncorporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes offered hereby.

United States Federal Withholding Tax.    Subject to the discussion of backup withholding and “FATCA” below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable IRS Form W-8 and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E, as appropriate (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you recognize on the sale, exchange, retirement, redemption or other disposition of a note.

United States Federal Income Tax.    If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income, the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States federal withholding tax” are satisfied.

Subject to the discussion of backup withholding and “FATCA” below, any gain recognized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States, in which case you generally will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States Federal Estate Tax.    If you are an individual who is neither a citizen nor a resident of the United States (as specifically defined for estate tax purposes), your estate will not be subject to United States federal estate tax on notes beneficially owned by you (or treated as so owned) at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States federal withholding tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders.    In general, information reporting requirements will apply to payments of interest on the notes and the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you previously failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders.    Information reporting generally will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside or are established under the provisions of an applicable income tax treaty or agreement.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that the applicable withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United

States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent under penalties of perjury that you are a non-U.S. holder, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes and, for a disposition of a note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—United States federal withholding tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts or other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Part 4 of Title I of ERISA or an entity deemed to hold the assets of such plans (“ERISA Plans”) or a plan subject to Section 4975 of the Code or an entity deemed to hold the assets of such plans (together with ERISA Plans, “Plans”) and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements. In deciding whether to invest in the notes, a fiduciary of an ERISA Plan must take the following into account, among other considerations:

•	whether the fiduciary has the authority to make the investment;

•	whether the investment is made in accordance with the written documents that govern the ERISA Plan;

•	whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

•	the composition of the ERISA Plan’s portfolio with respect to diversification by type of asset;

•	the ERISA Plan’s funding objectives and investment policy statement;

•	the tax effects of the investment; and

•

whether, under the general fiduciary standards of investment prudence and diversification, an investment in the notes is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan, the composition of the ERISA Plan’s investment portfolio and all other appropriate factors.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should consult with its counsel regarding the applicability of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

Non-U.S. plans, governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing the notes to determine the need for, and, if necessary, the availability of any exemptive relief under such Similar Laws.

Each Plan and plan subject to Similar Laws should consider the fact that none of us, the underwriters nor any of our or their respective affiliates will act as a fiduciary to any Plan or plan subject to Similar Laws with respect to the decision to acquire notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving Plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the prohibited transaction itself may have to be rescinded. In addition, the fiduciary of a Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The fiduciary of a Plan that proposes to acquire and/or hold any notes should consider, among other things, whether such purchase and/or holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, us or any of our affiliates or the underwriters or any of their affiliates. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting investments by insurance company pooled separate accounts, PTCE 91-38, respecting investments by bank collective investment funds, PTCE 95-60, respecting investments by life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers (collectively, the “Class Exemptions”). In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan (or any plan subject to Similar Laws), unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code (or a similar violation of any applicable Similar Laws). There can be no assurance that any of the Class Exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Representation

Accordingly, by purchasing and holding a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or plan subject to Similar Laws or (ii) the acquisition, holding and disposition of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and none of us, the underwriters nor any of our or their respective affiliates has acted as the fiduciary of such purchaser or transferee in connection with the acquisition and holding of the notes.

The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan or any plan subject to Similar Laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The sale of notes to a Plan or a plan subject to Similar Laws is in no respect a representation by us or the underwriters that such an investment meets all relevant requirements applicable to investments by Plans or plans subject to Similar Laws generally or any particular Plan or plan subject to Similar Laws, or that such an investment is appropriate for Plans or plans subject to Similar Laws generally or any particular Plan or plan subject to Similar Laws.

UNDERWRITING

Goldman Sachs & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal amount of 2026 notes	Principal amount of 2028 notes
Goldman Sachs & Co. LLC	$78,333,333	$78,333,333
Barclays Capital Inc.	$78,333,333	$78,333,333
Citigroup Global Markets Inc.	$78,333,333	$78,333,333
Deutsche Bank Securities Inc.	$78,333,333	$78,333,333
J.P. Morgan Securities LLC	$78,333,333	$78,333,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$78,333,333	$78,333,333
Morgan Stanley & Co. LLC	$78,333,333	$78,333,333
RBC Capital Markets, LLC	$78,333,333	$78,333,333
SMBC Nikko Securities America, Inc.	$78,333,333	$78,333,333
SunTrust Robinson Humphrey, Inc.	$78,333,333	$78,333,333
UBS Securities LLC	$78,333,333	$78,333,333
Wells Fargo Securities, LLC	$78,333,333	$78,333,333
Capital One Securities, Inc.	$15,000,000	$15,000,000
Mizuho Securities USA LLC	$15,000,000	$15,000,000
Fifth Third Securities, Inc.	$7,500,001	$7,500,001
MUFG Securities Americas Inc.	$7,500,001	$7,500,001
Regions Securities LLC	$7,500,001	$7,500,001
Scotia Capital (USA) Inc.	$7,500,001	$7,500,001

Total	$1,000,000,000	$1,000,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes of a series sold under the underwriting agreement if any of the notes of that series are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

Each series of notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price and any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2 million.

New Issues of Notes

Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Settlement

We expect that delivery of the notes will be made to investors on or about August 23, 2018, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Goldman Sachs & Co. LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates hedge and are likely in the future to continue to hedge, certain other of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Certain of the underwriters also acted as underwriters or initial purchasers in connection with the issuance of our outstanding notes or our initial public offering and received customary fees in connection therewith. Certain of the underwriters and/or their affiliates may hold HCA Inc.’s 3.75% Senior Secured Notes due 2019 and, accordingly, may receive a portion of the net proceeds of this offering in connection with the redemption of those notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates (including their respective employees) may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

PRIIPs Regulation / Prospectus Directive / Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC on insurance mediation, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC as amended (the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) 1246/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriters have agreed that they will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and Robert A. Waterman, Senior Vice President and General Counsel of HCA Healthcare, Inc. Certain regulatory matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon  & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of HCA Healthcare, Inc. appearing in HCA Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of HCA Healthcare, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Healthcare, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

HCA Healthcare, Inc. files certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. HCA Healthcare, Inc. is an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information filed electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, HCA Healthcare, Inc.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, together with all other materials HCA Healthcare, Inc. files with or furnishes to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this prospectus supplement, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus supplement.

You should rely only upon the information provided or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

This prospectus supplement contains or incorporates by reference summaries of certain agreements, including the indentures governing the notes offered hereby, HCA Inc.’s senior secured credit facilities and certain other agreements. The descriptions of these agreements contained or incorporated by reference in this prospectus supplement do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement incorporates by reference the documents listed below that HCA Healthcare, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus supplement from the date HCA Healthcare, Inc. filed that document.

We incorporate by reference the documents listed below:

•

HCA Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 (including information specifically incorporated by reference from HCA Healthcare, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2018) (SEC File No. 001-11239) filed with the SEC on February 23, 2018;

•	HCA Healthcare, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 (SEC File No. 001-11239) filed with the SEC on May 8, 2018;

•	HCA Healthcare, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2018 (SEC File No. 001-11239) filed with the SEC on August 3, 2018;

•

HCA Healthcare, Inc.’s Current Reports on Form 8-K, filed on January 17, 2018, January 30, 2018, March 13, 2018, April 5, 2018, May 1, 2018, May 2, 2018 and July 25, 2018 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Healthcare, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Healthcare, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Healthcare, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person, including a beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

Prospectus

HCA Healthcare, Inc.

HCA Inc.

Common Stock

Preferred Stock

Debt Securities

HCA Healthcare, Inc. and/or one or more selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

HCA Healthcare, Inc. may, from time to time, offer to sell preferred stock in amounts, at prices and on terms that will be determined at the time of any such offering.

HCA Healthcare, Inc. may, from time to time, offer to sell debt securities, which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

HCA Inc. may, from time to time, offer to sell debt securities, which will be guaranteed by HCA Healthcare, Inc. and may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement before you invest.

HCA Healthcare, Inc. common stock is listed on the New York Stock Exchange under the symbol “HCA.” On August 8, 2018, the reported last sale price on the New York Stock Exchange for our common stock was $128.31 per share.

These securities may be offered and sold to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 32 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 9, 2018

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we and/or one or more selling stockholders may, from time to time, sell in one or more offerings any of our securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference.”

As used herein, unless otherwise stated or indicated by context, references to “HCA Healthcare, Inc.,” the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Healthcare, Inc., parent of HCA Inc., and its affiliates. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA. With respect to debt securities, the term “issuer” means either HCA Healthcare, Inc. or HCA Inc. depending on which registrant is offering the debt securities. The term “issuers” is a collective reference to HCA Healthcare, Inc. and HCA Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.hcahealthcare.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed under the heading “Incorporation by Reference.”

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site referenced above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that HCA Healthcare, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date HCA Healthcare, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 (SEC File No. 001-11239);

•	HCA Healthcare, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 (SEC File No. 001-11239);

•	HCA Healthcare, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2018 (SEC File No. 001-11239);

•

HCA Healthcare, Inc.’s Current Reports on Form 8-K, filed on January 17, 2018, January 30, 2018, March 13, 2018, April 5, 2018, May 1, 2018, May 2, 2018 and July 25, 2018 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein);

•

The description of HCA Healthcare, Inc.’s common stock, par value $0.01 per share, contained in HCA Healthcare, Inc.’s Registration Statement on Form 8-A, filed on March 7, 2011, and including all other amendments and reports filed for the purpose of updating such description; and

•

All documents filed by HCA Healthcare, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of any offering to which this prospectus relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Healthcare, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Healthcare, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding expected share-based compensation expense, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (9) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (24) changes in interpretations, assumptions and expectations regarding the 2017 Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities or other standard setting bodies, and (25) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus and the applicable prospectus supplement. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus and the applicable prospectus supplement, which forward-looking statements reflect management’s views only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

We are the largest non-governmental hospital operator in the United States and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of June 30, 2018, we operated a diversified portfolio of 178 hospitals (with approximately 46,700 beds) and 122 freestanding surgery centers across 20 states throughout the United States and in England. As a result of our growth agenda, we have the first or second market share in many of our markets. Our portfolio consists of many large and growing urban markets with attractive demographic and economic profiles. We currently maintain a presence in 16 of the top 25 markets with the strongest Economic Health Index in the United States, based on the American City Business Journal’s 2017 Economic Health Index, a ranking of the relative economic viability of the top 100 market statistical areas in the United States. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the year ended December 31, 2017, we generated revenues of $43.614 billion and net income attributable to HCA Healthcare, Inc. of $2.216 billion. For the six months ended June 30, 2018, we generated revenues of $22.952 billion and net income attributable to HCA Healthcare, Inc. of $1.964 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and 50 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization (“GPO”), an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. Our Parallon subsidiary group also offers certain of these component services to other health care organizations.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 22 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

RISK FACTORS

Our business is subject to numerous risks, including those that are generally associated with operating in the health care industry. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2017, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from sales of the securities for general corporate purposes, which may include the following: refunding, repurchasing, retiring upon maturity or redeeming existing debt; funding for working capital; capital expenditures; repurchases of our capital stock; and strategic investments and acquisitions. We will not receive any proceeds from sales of securities by selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Six Months Ended		Year Ended December 31,
	June 30, 2018	June 30, 2017	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges(1)	3.71	3.29	3.21	3.42	3.05	2.76	2.41

(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings before income tax expense, and net income attributable to noncontrolling interests, plus fixed charges; and fixed charges include: (a) interest expense; (b) amortization of capitalized expenses related to debt; and (c) the portion of rental expense which management believes is representative of the interest component of rent expense.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws as currently in effect. We also refer you to our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

As of July 31, 2018 our authorized capital stock consisted of 1,800,000,000 shares of common stock, par value $.01 per share, of which 346,046,000 shares were issued and outstanding, and 200,000,000 shares of preferred stock, of which no shares were issued and outstanding. As of June 30, 2018, there were 49 holders of record of our common stock.

Common Stock

Voting Rights. Under the terms of the Amended and Restated Certificate of Incorporation, each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders are able to elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders, to issue up to 200,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, powers and preferences of the shares of each such class or series and any qualifications, limitations, or restrictions thereon.

Board of Directors

The Amended and Restated Certificate of Incorporation provides for a Board of Directors of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The Amended and Restated Certificate of Incorporation provides that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. In uncontested director elections each director is elected by the vote of the majority of the votes cast. An incumbent nominee not receiving a majority of the votes cast in an uncontested election shall continue to serve until (i) the director’s successor is elected and qualifies or (ii) the Board of Directors accepts the director’s resignation. Newly created directorships and vacancies may be filled, so long as there is at least one remaining director, only by the Board of Directors.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Company by the affirmative vote of a majority of the total number of directors then in office. Any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

Special Meetings of Stockholders

The Amended and Restated Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by either the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or by the Chairman of the Board or the Chief Executive Officer of the Company.

Action on Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation provides that we renounce any interest or expectancy of the Company in the business opportunities of certain of our current and prior investors and of their officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to a director or officer of the Company in his or her capacity as a director or officer of the Company.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together in a single class, is required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Second Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder’s notice.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Second Amended and Restated Bylaws. Under our Second Amended and Restated Bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified in our proxy statement no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply as long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Directors’ Liability and Indemnification

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL. We maintain a directors’ and officers’ insurance policy that insures our directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability in the event of unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation indemnifies the directors and officers to the full extent of the DGCL and also allows the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates, heirs, executors and administrators of such persons.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

Our employment agreements with certain of our officers provide indemnification for adverse tax consequences they may suffer pursuant to their employment agreements.

We have entered into an indemnification priority and information sharing agreement with certain of our current and prior investors and certain of their affiliated funds to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by such investors and other related matters.

The foregoing summaries are subject to the complete text of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and the DGCL and are qualified in their entirety by reference thereto.

We believe that our Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws and insurance policies are necessary to attract and retain qualified persons to serve as directors and officers of the Company.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or any other provisions described in this prospectus, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statutes

Certain Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Transfer Agent and Registrar

EQ Shareowner Services is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HCA.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section entitled “Description of Debt Securities and Guarantees,” references to HCA Healthcare, Inc. refer only to HCA Healthcare, Inc. and not to any of its subsidiaries. References to HCA Inc. refer only to HCA Inc. and not to any of its subsidiaries. The term “issuer” means either HCA Healthcare, Inc. or HCA Inc., depending on which registrant is offering the debt securities and the term “issuers” is a collective reference to HCA Healthcare, Inc. and HCA Inc.

HCA Healthcare, Inc. may issue debt securities. The debt securities will be HCA Healthcare, Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. HCA Inc. may also issue debt securities. The debt securities will be HCA Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. The debt securities of any series of the applicable issuer may have the benefit of guarantees (each, a “Guarantee”), by one or more of its subsidiaries (each, a “Guarantor”). In the case of HCA Inc., the debt securities will be guaranteed by HCA Healthcare, Inc., its direct parent. The Guarantees will be the unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations of the respective Guarantors. If so indicated in the applicable prospectus supplement, the issuers may issue debt securities that are secured by specified collateral or that have the benefit of one or more Guarantees that are secured by specified collateral. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more Guarantors pursuant to the applicable indenture (as defined below); the term “secured debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are secured by collateral; the term “unsecured debt securities” means any debt securities that are not secured debt securities; and the term “debt securities” includes both unsecured debt securities and secured debt securities and both guaranteed and unguaranteed debt securities.

The debt securities issued by HCA Healthcare, Inc. may be issued under an indenture dated as of December 6, 2012 (the “2012 Indenture”), among HCA Healthcare, Inc., Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent, as supplemented from time to time, and one or more supplemental indentures thereto, to be entered into by HCA Healthcare, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The debt securities issued by HCA Inc. may be issued under an indenture dated as of August 1, 2011 (the “2011 Indenture”), among HCA Inc., HCA Healthcare, Inc. and Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent, as supplemented from time to time, and one or more supplemental indentures thereto, to be entered into by HCA Inc., HCA Healthcare, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The 2011 Indenture and the 2012 Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If a different trustee, registrar, paying agent, transfer agent or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used. The collateral agent, calculation agent and/or foreign currency agent (together with any applicable trustee, registrar, paying agent and transfer agent, collectively, the “agents”), as applicable, shall be named in the applicable prospectus supplement. Unless otherwise expressly stated or the context otherwise requires, references in this section to the “indenture” and the “trustee” refer to the applicable indenture pursuant to which any particular series of debt securities is issued and to the trustee under that indenture. Unless otherwise expressly stated in the applicable prospectus supplement, the issuers may issue both secured and unsecured debt securities under their respective indentures. The terms of any series of debt securities and, if applicable, any Guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act of 1939.”

The following summary of selected provisions of the indentures, the debt securities and the Guarantees is not complete, and the summary of selected terms of a particular series of debt securities and, if applicable, the Guarantees of the debt securities of that series included in the applicable prospectus supplement also will not be complete. You should review the applicable indenture, any applicable supplemental indenture and the certificates evidencing the applicable debt securities. To obtain a copy of any applicable indenture, any applicable supplemental indenture or the certificates for any debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the applicable indenture, any applicable supplemental indenture and the certificates evidencing the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the applicable indenture.

The following description of debt securities describes general terms and provisions of a series of debt securities and, if applicable, the Guarantees of the debt securities of that series to which any prospectus supplement may relate. The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement, including the issuer of the debt securities, will be described in the applicable prospectus supplement. If any particular terms of the debt securities or, if applicable, any Guarantees of the debt securities of that series or the applicable indenture described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The indentures provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of the applicable Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be “reopened,” without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series ranking equally with debt securities of that series and otherwise similar in all respects except for issue date and issue price. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which debt securities of the series will be issued;

•

if any of the debt securities are to be issuable in global form, when any of such debt securities are to be issuable in global form and (i) whether such debt securities are to be issued in temporary or permanent global form or both, (ii) whether beneficial owners of such debt securities may exchange their interest, (iii) the name of the applicable depositary and (iv) any person who may endorse any such global debt securities;

•	the date or dates on which the applicable issuer will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

•	the date or dates, if any, from which interest on the debt securities of the series will begin to accrue, or the method or methods, if any, used to determine those dates;

•	the dates on which the interest, if any, on the debt securities of the series will be payable and the record dates for the payment of interest;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•

the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange, if other than the corporate trust office of the applicable trustee;

•	the terms and conditions, if any, upon which the applicable issuer may, at its option, redeem debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•	the terms and conditions, if any, upon which the applicable issuer will repurchase or repay debt securities of the series at the option of the holders of debt securities of the series;

•	the authorized denominations in which the debt securities of the series will be issued, if other than denominations of $2,000 and any integral multiples of $1,000;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•

if other than U.S. dollars, the currency in which payments of the principal of, any premium or interest on or any additional amounts (“Additional Amounts”) with respect to the debt securities will be payable;

•

if other than U.S. dollars, the currency in which the purchase price for the debt securities of the series will be payable, the currency in which payments on the debt securities of the series will be payable, and the ability, if any, of the applicable issuer or the holders of debt securities of the series to have payments made in any other currency or currencies;

•

if the amount of payments of principal of, any premium or interest on or any Additional Amounts with respect to the debt securities may be determined with reference to an index, formula or other method or methods and the method used to determine those amounts;

•	any addition to, or modification or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•

if any of the provisions of the indenture relating to satisfaction and discharge or defeasance shall not be applicable to the debt securities of the series, and any additional covenants shall be subject to defeasance, and if the debt securities of the series are subject to repurchase or repayment at the option of the holders, if the issuer’s obligation to repurchase or repay will not be subject to satisfaction and discharge or defeasance pursuant to the indenture, and if the holders have the right to convert or exchange such debt securities, if the right to effect such conversion or exchange will be subject to satisfaction and discharge of defeasance pursuant to the indenture, to modifications to the relevant provisions of the indenture;

•

if any of the debt securities are issuable in global form and are to be issuable in definitive form only upon receipt of certain certificates or satisfaction of certain contains, then the form and terms of such certificates or conditions;

•

if and under what circumstances the applicable issuer will pay Additional Amounts on the debt securities of the series to any holder who is a United States Alien (as defined in the indenture) in respect of specified taxes, assessments or other governmental charges and, if so, whether the applicable issuer will have the option to redeem the debt securities of the series rather than pay the Additional Amounts;

•	if there is more than one trustee, the identity of the trustee or the registrar, paying agent, transfer agent or authenticating agent, as applicable;

•

the person to whom any interest on the debt securities of the series shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the record date;

•	whether the debt securities of the series will be guaranteed by any Guarantors and, if so, the names of the Guarantors of the debt securities of the series and a description of the Guarantees;

•

if the debt securities of the series or, if applicable, any Guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security, pledge or other agreements; and

•

any other terms of the debt securities of the series and, if applicable, any Guarantees of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms of the indenture).

As used in this prospectus and any prospectus supplement relating to the offering of debt securities of any series, references to the principal of and premium, if any, and interest, if any, on the debt securities of the series include the payment of Additional Amounts, if any, required by the debt securities of the series to be paid in that context.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, the applicable issuer may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “— Merger, Consolidation and Sale of Assets,” the indentures do not contain any provisions that would limit the issuers’ ability or the ability of any of the respective issuer’s subsidiaries to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving the applicable issuer. Accordingly, an issuer and its subsidiaries may in the future enter into transactions that could increase the amount of its consolidated indebtedness and other liabilities or otherwise adversely affect its capital structure or credit rating without the consent of the holders of the debt securities of any series.

Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, registered debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other securities or property, at an office or agency maintained by HCA Healthcare, Inc. or HCA Inc., as applicable, in the United States of America. However, the applicable issuer, at its option, may make payments of interest on any registered debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States of America. Unless otherwise indicated in the applicable prospectus supplement, no service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other securities or property, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

Unless otherwise indicated in the applicable prospectus supplement, the issuer will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•

register the transfer of or exchange any registered debt security, or portion of any registered debt security, selected for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Ranking of Debt Securities

The unsecured debt securities of each series of each issuer will be unsecured, unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all of such issuer’s other unsecured and unsubordinated indebtedness. The secured debt securities of each series of each issuer will be unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the applicable issuer, except that the secured debt securities of any series will effectively rank senior to unsecured and unsubordinated indebtedness of the applicable issuer in respect of claims against the collateral that is pledged to secure those secured debt securities.

The debt securities will be the exclusive obligations of the applicable issuer. Each issuer is a holding company, and substantially all of its respective consolidated assets are held and substantially all of its respective consolidated revenues are generated by its subsidiaries. Accordingly, the issuers’ cash flow and ability to service its indebtedness, including the debt securities, depend on the results of operations of its respective subsidiaries and upon the ability of its respective subsidiaries to provide cash to the applicable issuer, whether in the form of dividends, loans or otherwise, to pay amounts due on such issuer’s obligations, including the debt securities. The subsidiaries of each issuer are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities (except, in the case of any subsidiary that has guaranteed any debt securities, its obligations under its Guarantee of those debt securities for so long as that Guarantee remains in effect) or to make any funds available to the applicable issuer. Certain debt and security agreements entered into by certain of the issuers’ subsidiaries contain various restrictions, including restrictions on payments and loans by subsidiaries to the applicable issuer and the transfer by the subsidiaries to the applicable issuer of assets pledged as collateral under such agreements. In addition, dividends, loans or other distributions from subsidiaries to the applicable issuer may be subject to additional contractual and other restrictions, are dependent upon the results of operations of such subsidiaries and are subject to other business considerations.

The unsecured debt securities of the applicable issuer will be effectively subordinated to all of the existing and future secured indebtedness of such issuer to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the applicable issuer, the holders of such issuer’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed by the applicable issuer under its unsecured indebtedness, including the unsecured debt securities, until that secured indebtedness is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the issuers’ ability to incur secured indebtedness.

The unsecured debt securities of the issuers (other than any unsecured debt securities that have been guaranteed by any of such issuer’s subsidiaries for so long as the Guarantees of those debt securities remain in effect) will be effectively subordinated to all existing and future liabilities and preferred equity of the applicable issuer’s subsidiaries. These liabilities may include indebtedness, trade payables, other guarantees, lease obligations, swaps and letter of credit obligations. Therefore, the issuers’ rights and the rights of the issuers’ creditors, including the holders of unsecured debt securities, to participate in the assets of any subsidiary upon that subsidiary’s bankruptcy, liquidation, dissolution, reorganization or similar circumstances will be subject (except in the case of any subsidiary that has guaranteed any unsecured debt securities for so long as its Guarantee of those debt securities remains in effect) to the prior claims of the subsidiary’s creditors, except to the extent that an issuer may itself be a creditor with recognized claims against the subsidiary. However, even if an issuer is a creditor of one or more of its subsidiaries, its claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by the applicable issuer. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any of the respective issuer’s subsidiaries to incur additional secured or unsecured indebtedness, guarantees or other liabilities.

Guarantees

The debt securities of any series of each issuer may be guaranteed by one or more of its subsidiaries and, in the case of HCA Inc., the debt securities will be guaranteed by HCA Healthcare, Inc. The Guarantors of any series of guaranteed debt securities of each issuer may differ from the Guarantors of any other series of guaranteed debt securities of each issuer. In the event HCA Healthcare, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, the specific Guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If HCA Healthcare, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, a description of some of the terms of Guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each Guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of the applicable issuer’s other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each Guarantor under its Guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under such Guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a Guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable Guarantor’s obligations under that Guarantee, subordinate that Guarantee to other debt and other liabilities of that Guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable Guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable Guarantees, which may include provisions that allow a Guarantor to be released from its obligations under its Guarantee under specified circumstances or that provide for one or more Guarantees to be secured by specified collateral.

Unless otherwise expressly stated in the applicable prospectus supplement, each Guarantee will be the unsubordinated and unsecured obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor. Each Guarantee (other than a secured Guarantee) will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable Guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any Guarantor that has provided an unsecured Guarantee of any debt securities, the holders of that Guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such Guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured Guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any Guarantor to incur secured indebtedness or issue secured guarantees.

Unless otherwise expressly stated in the applicable prospectus supplement, each secured Guarantee will be an unsubordinated obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor, except that such secured Guarantee will effectively rank senior to such Guarantor’s unsecured and unsubordinated indebtedness and guarantees in respect of claims against the collateral securing that secured Guarantee.

Book-entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

HCA Healthcare, Inc. and HCA Inc. anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held outside the United States through Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be, HCA Healthcare, Inc. and HCA Inc. also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised the issuers that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to HCA Healthcare, Inc. or HCA Inc., as applicable, after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy. Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, HCA Healthcare, Inc., HCA Inc., any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is HCA Healthcare, Inc.’s or HCA Inc.’s, as applicable, responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities. HCA Healthcare, Inc. or HCA Inc., as applicable, will describe any circumstances where definitive securities are issuable in exchange for global securities in the applicable prospectus supplement.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither HCA Healthcare, Inc., HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg. Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither HCA Healthcare, Inc. or HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that HCA Healthcare, Inc. and HCA Inc. believe to be reliable, but HCA Healthcare, Inc. and HCA Inc. take no responsibility for the accuracy of that information.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of HCA Healthcare, Inc. or HCA Inc., as applicable, or may be subject to mandatory redemption by HCA Healthcare, Inc. or HCA Inc., as applicable, as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase or repayment by HCA Healthcare, Inc. or HCA Inc., as applicable, at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption by HCA Healthcare, Inc. or HCA Inc., as applicable, or any repurchase or repayment at the option of the holders of any series of debt securities.

Secured Debt Securities

The debt securities of any series and the Guarantees, if any, of the debt securities of any series may be secured by collateral. The applicable prospectus supplement will describe any such collateral and the terms of such secured debt securities.

Merger, Consolidation and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the indentures provide that HCA Healthcare, Inc. or HCA Inc., as applicable, will not consolidate or merge with or into or wind up into (whether or not HCA Healthcare, Inc. or HCA Inc., as applicable, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

•

either (1) HCA Healthcare, Inc. or HCA Inc., as applicable, is the surviving corporation or (2) the Person formed by or surviving any such consolidation or merger (if other than HCA Healthcare, Inc. or HCA Inc., as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the applicable issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

•

the Successor Company, if other than the applicable issuer, shall expressly assume all the obligations of the applicable issuer pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory in form to the trustee;

•

immediately after giving effect to the transaction described above, no Event of Default under the applicable indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the applicable indenture, shall have occurred and be continuing;

•

with respect to any guaranteed debt securities, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the applicable indenture and the debt securities; and

•	the trustee shall have received the officers’ certificate and opinion of counsel called for by the applicable indenture.

In addition, with respect to secured debt securities, unless otherwise specified in the applicable prospectus supplement, the indentures provide that immediately after giving pro forma effect to the transaction described above, (1) the Collateral owned by the Successor Company will continue to constitute Collateral under the applicable indenture and related security documents and (2) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the related security documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the security documents in the manner and to the extent required by the applicable indenture.

In the case of any such merger, consolidation, sale, assignment, transfer, lease, conveyance or other disposition in which HCA Healthcare, Inc. or HCA Inc., as applicable, is not the continuing entity and upon execution and delivery by the successor person of the supplemental indenture described above, such Successor Person shall succeed to, and be substituted for, HCA Healthcare, Inc. or HCA Inc., as applicable, and may exercise every right and power of HCA Healthcare, Inc. or HCA Inc., as applicable, under the applicable indenture with the same effect as if such successor person had been named as HCA Healthcare, Inc. or HCA Inc., as applicable, therein, and HCA Healthcare, Inc. or HCA Inc., as applicable, shall be automatically released and discharged from all obligations and covenants under the applicable indenture and the debt securities issued under that indenture.

With respect to guaranteed debt securities, unless otherwise specified in the applicable prospectus supplement, the merger, consolidation and transfer of assets provisions described above are equally applicable to each of the Guarantors in its capacity as guarantor of such debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “Event of Default” with respect to the debt securities of any series is defined in the applicable indenture as being:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

(2) default for 30 days or more in the payment when due of interest on or with respect to the debt securities;

(3) default in the deposit of any sinking fund payment when and as due with respect to any of the debt securities of that series;

(4) default in the performance, or breach, of any covenant or warranty of the issuer in the applicable indenture, and continuance of such default or breach for a period of 60 days after there has been given written notice by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities (with a copy to the trustee) specifying such default or breach and requiring it to be remedied;

(5) HCA Healthcare, Inc. or HCA Inc., as applicable, pursuant to or within the meaning of any Bankruptcy Law: (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against HCA Healthcare, Inc. or HCA Inc. as applicable, in a proceeding in which the issuer is to be adjudicated bankrupt or insolvent; appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer, or for all or substantially all of the property of the issuer; or orders the liquidation of the issuer; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) if applicable, the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant

Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture; or

(8) any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures provide that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default. Except in the case of a default relating to the payment of principal, premium, if any, or interest on debt securities of any series, the trustee may withhold from the holders notice of any continuing default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities. The trustee shall not be deemed to know of any Default or Event of Default unless a responsible officer of the trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the trustee at the corporate trust office of the trustee.

The indentures provide that if any Event of Default (other than an Event of Default specified in clauses (5) or (6) of the second preceding paragraph with respect to of HCA Healthcare, Inc. or HCA Inc., as applicable) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in principal amount of the then total outstanding debt securities may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding debt securities to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. The trustee shall have no obligation to accelerate the debt securities if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the holders of the debt securities. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (5) or (6) of the second preceding paragraph, all outstanding debt securities shall be due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of the then outstanding debt securities by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an Event of Default under the applicable indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the applicable indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indentures require the annual filing by HCA Healthcare, Inc. or HCA Inc., as applicable, with the trustee of a certificate which states whether or not HCA Healthcare, Inc. or HCA Inc., as applicable, are in default under the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, no holder of any debt securities of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of such series;

•

the holders of not less than 25% in principal amount of the total outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

•	holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense incurred in compliance with such request;

•	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	holders of a majority in principal amount of the total outstanding debt securities have not given the trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provision of the indenture, the right of any holder of a debt security to receive payment of principal, premium, if any, and interest on the debt security, on or after the respective due dates expressed in the debt security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Amendment, Supplement and Waiver

Unless otherwise specified in the applicable prospectus supplement, the indentures permit HCA Healthcare, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, with the consent of the holders of at least majority in principal amount of the outstanding debt securities of each series issued under the applicable indenture and affected by a modification or amendment, to modify or amend any of the provisions of the applicable indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the applicable indenture. However, no such modification or amendment shall, among other things:

•

change the stated maturity of the principal of, or installment of interest, if any, on, any debt securities, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

•	change the currency in which the principal of (and premium, if any) or interest on such debt securities are denominated or payable;

•

adversely affect the right of repayment or repurchase, if any, at the option of the holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders whose consent is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or certain defaults;

•	modify the provisions that require holder consent to modify or amend the indenture or that permit holders to waive compliance with certain provisions of the indenture or certain defaults;

•

impair the right of any holder to receive payment of principal of, or interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities; or

•	except as expressly permitted by the indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the holders of any debt securities.

without in each case obtaining the consent of the holder of each outstanding debt security issued under such indenture affected by the modification or amendment.

Unless otherwise specified in the applicable prospectus supplement, the indentures also contain provisions permitting HCA Healthcare, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, without the consent of the holders of any debt securities issued under the applicable indenture, to modify or amend the indenture, among other things:

•

to evidence the succession of another corporation to HCA Healthcare, Inc. or HCA Inc., as applicable, or, if applicable, any Guarantor under the applicable indenture and the assumption by such successor of the covenants of HCA Healthcare, Inc. or HCA Inc., as applicable, in compliance with the requirements set forth in the indenture;

•	to add to the covenants for the benefit of the holders or to surrender any right or power therein conferred upon HCA Healthcare, Inc. or HCA Inc., as applicable;

•	to add any additional Events of Default;

•	to add a Guarantor to the debt securities, if applicable;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•	to secure or, if applicable, to provide additional security for all or any of the debt securities or Guarantees issued under the indenture;

•

to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of the debt securities, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision;

•

to change any place or places where the principal of and premium, if any, and interest, if any, on the debt securities shall be payable, the debt securities may be surrendered for registration or transfer, the debt securities may be surrendered for exchange, and notices and demands to or upon HCA Healthcare, Inc. or HCA Inc., as applicable, may be served;

•	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

to conform the text of the indenture or the debt securities to any provision of the section regarding the description of the notes contained in the prospectus supplement to the extent that such provision in such section was intended to be a verbatim recitation of a provision of the indenture or the debt securities;

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer debt securities; or

•

to add additional Guarantees or additional Guarantors in respect of all or any securities under the indenture, and to evidence the release and discharge of any Guarantor from its obligations under its Guarantee of any or all securities and its obligations under the indenture in respect of any or all debt securities in accordance with the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the compliance of HCA Healthcare, Inc. or HCA Inc., as applicable, with the provisions described above under “— Merger, Consolidation and Sale of Assets” and certain other provisions of the indenture and, if specified in the prospectus supplement relating to such series of debt securities, any additional covenants applicable to the debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, HCA Healthcare, Inc. and HCA Inc., as applicable, may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be.

The indentures provide that the applicable issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (3), (5) and (6) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the issuer with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If HCA Healthcare, Inc. or HCA Inc., as applicable, effects covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, HCA Healthcare, Inc. or HCA Inc., as applicable, would remain liable to make payment of such amounts due at the time of acceleration.

HCA Healthcare, Inc. or HCA Inc., as applicable, will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If HCA Healthcare, Inc. or HCA Inc., as applicable, elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

HCA Healthcare, Inc. or HCA Inc., as applicable, may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Definitions

As used in the indentures, unless otherwise specified in the applicable prospectus supplement the following terms have the meanings specified below:

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the security documents including the Liens, if any, required to be granted pursuant to the applicable indenture.

“Event of Default” has the meaning set forth under the section “— Events of Default.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Significant Subsidiary” means any direct or indirect Subsidiary of the issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date and which is not designated by the issuer to be an Unrestricted Subsidiary (as defined in the applicable indenture).

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Governing Law

The indentures and the debt securities (including any Guarantees endorsed on the debt securities, if any) will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of HCA Healthcare, Inc. or HCA Inc., as applicable, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with HCA Healthcare, Inc. or HCA Inc., as applicable, and its subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the applicable indenture or resign as trustee.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We and/or one or more selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of securities, as well as any commissions payable to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, we and/or one or more selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

The validity of the securities to be sold hereunder will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and Robert A. Waterman, Senior Vice President and General Counsel of HCA Healthcare, Inc. or other counsel who is satisfactory to us.

EXPERTS

The consolidated financial statements of HCA Healthcare, Inc. appearing in HCA Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of HCA Healthcare, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Healthcare, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$2,000,000,000

$1,000,000,000 5.375% Senior Notes due 2026

$1,000,000,000 5.625% Senior Notes due 2028

Prospectus Supplement

August 9, 2018

Joint Book-Running Managers

Goldman Sachs & Co. LLC

Barclays

BofA Merrill Lynch

Citigroup

Deutsche Bank Securities

J.P. Morgan

Morgan Stanley

RBC Capital Markets

SMBC Nikko

SunTrust Robinson Humphrey

UBS Investment Bank

Wells Fargo Securities

Co-Managers

Capital One Securities

Mizuho Securities

Fifth Third Securities

MUFG

Regions Securities LLC

Scotiabank